EXHIBIT 10.1

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT
OF
TRILOGY INVESTORS, LLC
a Delaware Limited Liability Company
Dated as of December 1, 2015
THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY LIMITED LIABILITY COMPANY INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. BY ACQUIRING THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED LIABILITY COMPANY INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS AGREEMENT.

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6.6	Committees	33
6.7	Reliance by Third Parties	34
6.8	Records and Reports	34
6.9	Indemnification and Liability	35
6.1	Duties and Conflicts	37
6.11	REIT Protections	39
6.12	Member Representative	40

ARTICLE 7 INTERESTS AND TRANSFERS OF INTERESTS		41
7.1	Transfers	41
7.2	First Refusal Rights	42
7.3	Further Restrictions	43
7.4	Rights of Assignees	44
7.5	Admissions, Withdrawals and Removals	44
7.6	Admission of Assignees as Substitute Members	45
7.7	Withdrawal of Members	45
7.8	Conversion of Membership Interest	45
7.9	Tag-Along Rights	45
7.1	Approved Sale; Drag-Along Rights	47
7.11	Public Offering; Sale of the Company	49
7.12	Repurchases of Common Units	56
7.13	Put Option	59

ARTICLE 8 DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY		61
8.1	Limitations	61
8.2	Exclusive Causes	61
8.3	Effect of Dissolution	61
8.4	No Capital Contribution Upon Dissolution	62
8.5	Liquidation	62

ARTICLE 9 VALUATION		63
9.1	Valuation of Units	63
9.2	Valuation of Other Assets and Securities	63
9.3	Valuation Methodology	63

ARTICLE 10 MISCELLANEOUS		64
10.1	Amendments	64
10.2	Member Representations and Warranties; Indemnification	65
10.3	Confidentiality	68
10.4	Non-Competition; Non-Solicitation	69
10.5	Entire Agreement	70
10.6	Further Assurances	70
10.7	Notices	70
10.8	Tax Matters	70
10.9	Governing Law	71
10.10	Construction	71
10.11	Captions - Pronouns	71
10.12	Binding Effect	71
10.13	Severability	72

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10.14	Interpretation	72
10.15	Conflicts	72
10.16	No Third Party Beneficiaries	72
10.17	Non-Recourse	72
10.18	No Right of Set-Off	73
10.19	Counterparts	73
10.20	Submission to Jurisdiction	73
10.21	Attorneys Fees	73
10.22	Injunctive Relief and Enforcement	73
10.23	Appointment of Board as Attorney-in-Fact	74
10.24	Force Majeure	74
10.25	Limitation On Creditors’ Interests	74
10.26	No Liability For Return of Capital	75

Exhibit A – Members, Capital Contributions and Number of Units
Exhibit B – Communities and Subsidiary Lessees as of the Effective Date
Exhibit C – Form of Spousal Consent
Exhibit D – Powers, Authority and Responsibilities of the Chief Executive Officer

iii

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT

OF

TRILOGY INVESTORS, LLC
THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Trilogy Investors, LLC (the “Company”) is made and entered into as of December 1, 2015 (the “Effective Date”), by and among Trilogy Real Estate Investment Trust, a Maryland statutory trust (the “Investor”), Trilogy Management Services, LLC (the “EIK Manager”), the parties identified as “Management Holders” on the signature pages hereto (each, together with its Permitted Transferees and successors, a “Management Holder”) and each Person subsequently admitted as a member of the Company in accordance with the terms hereof (such Persons, the Management Holders, the EIK Manager and the Investor are herein collectively referred to as “Members” and each individually as a “Member”). The Company is organized under the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (the “Act”). Capitalized terms used herein are defined in Article 2 hereof or as elsewhere provided herein.
RECITALS
A.    Certain of the Members entered into a Limited Liability Company Agreement of the Company dated as of April 26, 2004 (as amended and restated on each of December 3, 2004, August 22, 2006, May 9, 2007, September 13, 2007 and June 18, 2008 and as further amended, modified and waived from time to time prior to the date hereof, the “Original Agreement”).
B.    Certain Affiliates (as defined below) of the Investor are party to that certain Equity Purchase Agreement dated as of September 11, 2015 (the “Purchase Agreement”).
C.    In connection with the transactions contemplated by the Purchase Agreement, the Members desire to amend and restate the terms of the Original Agreement, effective as of the date hereof, at which time the Original Agreement will be superseded in its entirety by this Agreement, for purposes of owning, leasing, maintaining, operating and otherwise dealing with the Communities (as defined below) through Subsidiaries (as defined below) of the Company.
D.    The Members desire to adopt this Agreement in accordance with the Act.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1	Formation and Continuation; Filings.
1.1.1    The Company was formed under and pursuant to the provisions of the Act and on the terms and conditions set forth in the Certificate as filed with the Secretary of State of the State of Delaware. The Members hereby agree to continue the Company as a limited liability company under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members shall be as provided in the Act, the Certificate and this Agreement; provided, that Section 18-305(a) of the Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply or be incorporated into this Agreement. In the event of any inconsistency between any terms and conditions contained in this Agreement, the Certificate and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern and override the provisions of the Certificate and the Act. As of the date hereof, each of the Investor, the EIK Manager and the Management Holders are admitted to the Company as a member of the Company upon its execution of this Agreement.
1.1.2    The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company pursuant to Section 18-207 of the Act.
1.1.3    To the extent not inconsistent with this Agreement, the Board may execute on behalf of the Company, and file and record (or cause to be filed and recorded) and publish, if required by applicable laws, such certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or the state in which any of the Company Assets are located in connection with the continuation of the Company and the carrying on of its business. Subject to the terms and conditions of this Agreement, the Board may also cause to be made, on behalf of the Company, such additional filings and recordings as the Board reasonably shall deem necessary or advisable.
1.2    Name. The name of the Company is Trilogy Investors, LLC. The Company may also conduct business through Subsidiaries of the Company or at the same time under one or more fictitious names if the Board determines that such is necessary or advisable. The Board may change the name of the Company, from time to time, in accordance with applicable law.
1.3    Principal Place of Business; Other Places of Business. The principal place of business of the Company is located at 303 N. Hurstbourne Parkway, Suite 200, Louisville, KY 40222, or such other place within or outside the State of Delaware as the Board may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board deems necessary or advisable.
1.4    Business Purpose. The purpose and business of the Company (the “Business”) shall be to, directly or indirectly (including through one or more Subsidiaries), (i)

own or lease the Communities, (ii) own an interest in the Joint Ventures which lease one or more skilled nursing, assisted living, and/or memory care facility or facilities, (iii) own certain assets and conduct certain activities relating to one or more pharmacy businesses, and/or (iv) own certain assets and conduct certain activities relating to one or more rehabilitation services businesses. As of the Effective Date, the Company owns 100% of the stock of TRS and 100% of the limited liability company interests of PropCo Parent.
1.5    Powers. In furtherance of its purposes and business, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all of the powers and rights that can be conferred upon limited liability companies formed pursuant to the Act, and may also engage in such other lawful business purposes or activity in which a limited liability company may be engaged under applicable law (including the Act) and enter into any agreement or other undertaking, in each case which the Board deems reasonably necessary or advisable in connection therewith or incidental thereto.
1.6    Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a registered agent for service of process on the Company in the State of Delaware. As of the Effective Date, the address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company’s registered agent for service of process at such address is the Corporation Service Company. The agent may be changed from time to time as the Board determines. The Company may also from time to time maintain a registered office and a registered agent for service of process on the Company in any other state or jurisdiction as the Board determines necessary or advisable.
1.7    Term. The term of the Company commenced on the filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue until the Company is dissolved in accordance with the terms of this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue as a separate legal entity until termination pursuant to this Agreement.
ARTICLE 2

DEFINITIONS
2.1    Definitions. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:
“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
(a)    Add to such Capital Account the following items:
(i)    The amount, if any, that such Member is obligated to contribute to the Company within 90 days after liquidation of such Member’s Units; and

(ii)    The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704¬2(i)(5); and
(b)    Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account.
“Affiliate” means, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person; provided, that for purposes hereof, no Member shall be deemed an Affiliate of the Company or its Subsidiaries. For purposes of this definition and the definition of “Controlling Person” below, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.
“Assignee” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Units in accordance with the terms of this Agreement, and (b) that has not been admitted to the Company as a Substitute Member pursuant to Section 7.6.
“Bankruptcy Event” means, with respect to any Member, (a) such Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) such Member is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against such Member, (c) such Member executes and delivers a general assignment for the benefit of the Member’s creditors, (d) such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding of the nature described in clause (b) above, (e) such Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for such Member or for all or any substantial part of such Member’s properties or assets, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof with respect to such Member, (g) the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment with respect to such Member, or (h) an appointment referred to in clause (g) above is not vacated within 90 days after the expiration of any such stay.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“Blocker” means an entity treated as a corporation for U.S. federal income tax purposes that owns interests in the Company directly or indirectly through entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized or obligated, by law or executive order, to close.
“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:
(a)    To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
(b)    From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company or any fees paid to a Member) pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
(c)    In the event any Unit is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Unit so Transferred.
(d)    In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
(e)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations or otherwise to reflect the economic arrangement of the Members, the Board may make such modification. The Board shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.
“Capital Contributions” means with respect to any Member at any time, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed contributed, by such Member to the Company as of such time (net of any liabilities secured by such property or to which such property is otherwise subject), including any initial Capital Contribution and additional Capital Contribution. As of the Effective Date and after giving effect to the closing of the transactions contemplated by the Purchase Agreement, the Capital Contribution (if any) of each Member is set forth on Exhibit A (as may be amended from time to time).
“Cause” with respect to a Management Holder, shall have the meaning set forth in any applicable restrictive covenant agreement between such Management Holder and the Company, or if not otherwise defined therein, shall mean any of the following: (a) commission by such Management Holder of (i) a felony (excluding any traffic violation, other than vehicular homicide) or (ii) any other willful material act or omission involving moral turpitude, dishonesty or fraud with respect to the EIK Manager, the Company or any of its Subsidiaries or any of their respective customers or suppliers; (b) a material breach by such Management Holder of the provisions of this Agreement and, if such breach can be cured, such breach has not been cured by such Management Holder within 30 days after receipt of written notice from the Company; (c) gross negligence by such Management Holder with respect to the Company, the EIK Manager or any of its Subsidiaries which is materially injurious to the Company or any of its Subsidiaries or (d) termination of the Management Agreement by reason of a material breach by the EIK Manager of the Management Agreement which, if curable, is not cured by the EIK Manager within 30 days after receipt of written notice from the Company; provided however that if, within such 30-day period, the EIK Manager has commenced and made diligent efforts in good faith to cure or remedy the circumstances so identified, the time to cure shall be extended for an additional thirty (30) days.
“Certificate” means the Certificate of Formation for the Company filed with the Secretary of State of the State of Delaware, pursuant to Section 18-201 of the Act.
“Code” means the Internal Revenue Code of 1986 or any corresponding provision or provisions of prior or succeeding law. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Common Units” means the common units of the Company.
“Community” means each congregate care, skilled nursing, assisted living and/or Alzheimer’s care facility/community identified on Exhibit B hereto, together with any congregate care, skilled nursing, assisted living and/or Alzheimer’s care facility/community owned or leased in the future, directly or indirectly by the Company, in each case including through the applicable Subsidiary of the Company, and including the real property and improvements thereon and related thereto and associated personal property (collectively, the “Communities”).
“Company Assets” means all direct and indirect assets and property, whether tangible or intangible (including monies) and whether real, personal, or mixed, from time to time owned by or held for the benefit of the Company, including all direct or indirect interests in the Communities, whether owned or leased by the Company or its Subsidiaries.
“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”
“Controlling Person” means, with respect to any Person, (a) any other Person(s) which, directly or indirectly (including through one or more intermediaries), controls such Person, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control such Person, and (b) any other Person(s) which controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s).
“Depreciation” means, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Distribution Hurdle” means, with respect to each Profit Unit, an amount equal to the amount specified as such in the applicable Profit Unit Agreement for such Profit Unit. The Distribution Hurdle with respect to each Profit Unit shall be equal to or greater than the Profits Interest Threshold applicable to such Profit Unit.
“Economic Interest” means a Person’s right to share in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.
“Equity Securities” means (i) Units or other limited liability company interests in the Company (including classes thereof or series having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into equity interests in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire equity interests in the Company.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“Family Group” means, with respect to any Member that is a natural person, that Member’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the Member and/or the Member’s spouse and/or descendants.
“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board.
“Good Reason” with respect to a Management Holder shall have the meaning set forth in any applicable restrictive covenant agreement between such Management Holder and the Company, or if not otherwise defined therein, shall mean the occurrence of any of the following events without such Management Holder’s prior written consent: (A) any bona fide material diminution in Management Holder’s authority, titles or offices by the EIK Manager, (B) any bona fide change in the reporting structure by the EIK Manager so that such Management Holder reports to a Person other than the officer of the EIK Manager to which such Management Holder reports as of the date hereof; (C) any relocation required by the Company of Management Holder’s office or principal place of engagement to a location more than 25 miles from Louisville, KY; or (D) any material uncured breach by the Company of any material obligation to Management Holder under this Agreement, the LLC Agreement, or any other agreement under which the Company has obligations to Management Holder or any material uncured breach of the Management Agreement by the Company or the OpCo Entities as defined in the Management Agreement.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined and agreed to by the Board and the contributing Member.
(b)    The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subparagraph (i), subparagraph (ii), subparagraph (iii) or subparagraph (iv) below shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Board using such reasonable method of valuation as it may adopt, as of the following times:
(i)    the acquisition of an additional Unit (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(ii)    the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Interest, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;
(iii)    the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and
(iv)    at such other times as the Board shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.
(c)    The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the Board.
(d)    The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
(e)    If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.
“Incapacity” means, (a) as to any Member who is an individual, the death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or limited liability company or the revocation of its charter; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, a Bankruptcy Event occurs with respect to such Member.
“Incentive Plan” means the Trilogy Investors LLC Profits Interest Plan.
“Investor” is defined in the Preamble, and shall include its permitted transferees, successors and assigns.
“Investor Group” means, collectively, the Investor and its Affiliates.

“Issue Date” means, with respect to Units issued or granted to a Management Holder, the date on which such Management Holder is issued such Units.
“Joint Ventures” means, collectively, RHS Partners, LLC, Trilogy Healthcare of Floyd, LLC and such other joint ventures of the Company or its Subsidiaries as may be approved by the Board from time to time following the date hereof.
“Key Management Member” means each of Randall J. Bufford, Greg Miller, and Leigh Ann Barney.
“Management Agreement” means the Management Agreement among the Company, certain Subsidiaries thereof and the EIK Manager with respect to the management and operations of the Business.
“Master Lease” means the Master Lease and Security Agreement between the applicable Subsidiaries of PropCo Parent, as lessor, and TRS or the applicable Subsidiary of TRS, as lessee, for the lease of the Communities.
“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner minimum gain.”
“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”
“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”
“Member Representative” means (a) so long as Bufford (or members of his Family Group) owns at least fifty percent (50%) of the Common Units owned by him as of the Effective Date, either Bufford or such other Management Holder as determined by Bufford (or members of his Family Group) and reasonably satisfactory to both of the Board and Management Holders holding a majority of the Common Units held by the Management Holders and (b) in all other cases, such Management Holder as determined by the Board and reasonably satisfactory to the Management Holders holding a majority of the Common Units held by the Management Holders.
“Members” means the Persons owning Units, any Substitute Members and any Additional Members, with each Member being referred to, individually, as a “Member.”
“Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall be added to such taxable income or loss;
(b)    Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall be subtracted from such taxable income or loss;
(c)    Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;
(d)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;
(e)    To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;
(f)    If the Gross Asset Value of any Company Asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and
(g)    Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 5.2 or Section 5.3.2 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.2 or 5.3.2 shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.
“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Original Cost” means $10.00 per Common Unit (as proportionately adjusted for all subsequent unit splits, unit dividends and other recapitalizations).
“Percentage Interest” means, with respect to any Member holding Common Units as of a specified date, the percentage determined by dividing (a) the aggregate number of Common Units held by such Member as of such date, by (b) the aggregate number of issued and outstanding Common Units as of such date.
“Performance Profit Units” means Profit Units designated as “Performance Profit Units” in the applicable Profit Unit Agreement.
“Permitted Transferee” means (i) with respect to any Member who is a natural person, a member of such Member’s Family Group or another Member, (ii) with respect any Member who is not a natural person, an Affiliate of such Member or another Member, and (iii) to a Person to whom a Transfer is permitted pursuant to the Incentive Plan.
“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.
“Pro Rata Share” means, as of any date of determination with respect to each Member, the percentage determined by dividing the number of Units held by such Member as of such date by the aggregate number of Units held by all Members as of such date (with Common Units and Profit Units treated equally for this purpose); provided, however, that for purposes of Section 4.1.1, (i) no Profit Unit shall be included in calculating “Pro Rata Share” (either in the numerator or the denominator) until such time as the Distribution Hurdle applicable to such Profit Unit is satisfied as determined pursuant to the proviso to Section 4.1.1 and (ii) in the case of each Member in relation to a specified group or class of Members, “Pro Rata Share” shall instead mean, as of any date of determination, the percentage determined by dividing the number of Units held by such Member as of such date by the aggregate number of Units held by all Members of such group or class as of such date (with Common Units and Profit Units treated equally for this purpose and subject to clause (i) of this definition).
“Profit Units” means the Profit Units of the Company, having the power, preferences, rights, qualifications, limitations and restrictions set forth in this Agreement and the applicable Profit Unit Agreements.
“Profit Unit Agreement” means an agreement between a Member and the Company evidencing an award of Profit Units.
“Profits Interest” means an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing IRS Revenue Procedures; provided, that all Members, whether parties hereto as of the date hereof or admitted after the date hereof, consent to the Company taking all actions, including amending this Agreement, to the extent necessary or appropriate to cause the Profit Units to be treated as

Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to such Members to be respected even if such Units are subject to risk of forfeiture, including any action required by the Company under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Company to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations (Prop. Treas. Reg. §§ 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.
“Profits Interest Threshold” means, with respect to each Profit Unit, the amount specified as such in the applicable Profit Unit Agreement for such Profit Unit, which amount is intended to be specified at a level such that the Profit Unit is a Profits Interest at the time of issuance.
“PropCo Parent” means Trilogy Property Holdings, LLC, a Delaware limited liability company.
“Public Offering” means any underwritten sale of common equity securities of the Company or Investor pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Forms S-1, S-2 or S-3 (or any successor forms adopted by the Securities and Exchange Commission); provided that the following shall not be considered a Public Offering: (i) any issuance of common equity securities as consideration for a merger or acquisition, and (ii) any issuance of common equity securities or rights to acquire common equity securities to the EIK Manager or employees of the Company or its Subsidiaries as part of an incentive or compensation plan.
“Purchase Options” means the right of the Company or its Subsidiaries to acquire, directly or indirectly, any Communities.
“REIT” means a real estate investment trust within the meaning of Code Sections 856 through 860.
“REIT Member” means any Member that has elected to qualify as a REIT or who is an Affiliate of a Person who has elected to qualify as a REIT. Investor is a REIT Member.
“Regulations” means temporary and final Treasury Regulations promulgated under the Code (including corresponding provisions of succeeding Treasury Regulations).
“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts reasonably deemed sufficient by the Board for working capital, and to pay taxes, insurance, debt service, and other liabilities, costs or expenses incident to the existence of the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as contemplated hereunder.
“Restricted Period” means, with respect to (i) each Key Management Member, the later of (a) the three (3) year anniversary hereof and (b) two (2) years following the date on which such Key Management Member ceases to be an officer or employee of the EIK Manager, the Company or their respective Subsidiaries; (ii) Management Holders (other than Key Management Members) owning $250,000 or more of Common Units (based on the Original Cost) at the Effective Time, the later of (a) the one (1) year anniversary hereof and (b) two (2) years following the date on which such Management Holder ceases to be an officer or employee of the EIK Manager, the Company or their respective Subsidiaries; and (iii) all other Management Holders the period commencing on the Effective Date until the date on which such Management Holder ceases to be an officer or employee of the EIK Manager, the Company or their respective Subsidiaries.
“Sale of the Company” means either (i) the sale, lease, license, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Investor, the Company and its Subsidiaries, taken as a whole or (ii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities) the result of which is that the holders of Investor’s or the Company’s outstanding voting securities immediately prior to such transaction are (after giving effect to such transaction) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of the Company or Investor. Notwithstanding the foregoing, no such transaction or series of related transactions (including by way of merger, consolidation, recapitalization, reorganization, sale of units or otherwise) in connection with a Public Offering with respect to the Company shall be deemed a Sale of the Company.
“Securities Act” means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.
“Subsidiary” means, with respect to any Person, any Affiliate of such Person which is directly or indirectly, through one or more intermediaries, controlled by such Person. Without limiting the foregoing, with respect to the Company, “Subsidiary” includes those initial Subsidiaries of the Company set forth on Exhibit B hereto.
“Subsidiary Equity Securities” means (i) capital stock or limited liability company interests in a Subsidiary of the Company (including classes thereof or series having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into equity interests in such Subsidiary and (iii) warrants, options or other rights to purchase or otherwise acquire equity interests in such Subsidiary.
“Substitute Member” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any portion of its Units, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 7.6.
“Termination Date” means, with respect to a Management Holder, the date on which such Management Holder is no longer an employee, officer, director or consultant of, or performing other services for, the Company, the EIK Manager or their respective Subsidiaries.
“Time-Based Profit Units” means Profit Units designated as “Time-Based Profit Units” in the applicable Profit Unit Agreement.

“Total Equity Value” means the aggregate proceeds which would be received by the Members if: (i) the assets of the Company as a going concern were sold at their Fair Market Value; (ii) the Company satisfied and paid in full all of its obligations and liabilities (including all taxes, costs and expenses incurred in connection with such transaction and any Reserves established by the Board for contingent liabilities); and (iii) such net sale proceeds were then distributed in accordance with Article 4, all as determined by the Board in its sole discretion, except that Fair Market Value shall be determined in accordance with Article 9 hereof
“Transaction Documents” means the Purchase Agreement, this Agreement, the Rollover Agreement (as defined in the Purchase Agreement), the Management Agreement and the PropCo/OpCo Lease (as defined in the Purchase Agreement).
“Transfer” means the sale, exchange, assignment, pledge, transfer, gift, hypothecation, mortgage, encumbrance or other form of disposition, directly or indirectly, by operation of law or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Unrecovered Capital” means, with respect to each holder of Common Units, the excess, if any, of the amount set forth next to such holder under the column “Capital Contributions” on Exhibit A (as such exhibit may be amended from time in accordance with Section 10.1 to reflect additional Common Units, including Common Units issued upon exercise of any Warrants), over the aggregate amount previously distributed to such holder pursuant to Section 4.1.1(a).
“Unvested Unit” means, on any date of determination, any Profit Unit held by a Member that is not a Vested Unit.
“Vested Unit” means, on any date of determination, any Profit Unit held by a Member that is “vested” in accordance with the Profit Unit Agreement applicable to such Profit Unit.
“Warrant Agreement” means the Trilogy Investors, LLC Warrant Agreements for Common Units, by and between the Company and the Management Holders that have retained warrants thereunder pursuant to the Purchase Agreement and the Rollover Agreement, in each case as amended on the Effective Date.
“Warrants” means the warrants exercisable for Common Units pursuant to the Warrant Agreements.
2.2    Index. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Act	Preamble
Additional Members	3.4.1
Advisory Committee	6.6.2

Term	Section
Agreement	Preamble
Approved Sale	7.10.1
Authorization Date	7.2.1
Available Securities	7.12.3
Board	6.1.1
Bufford	6.1.3
Business	1.4
Business Opportunity	6.10.2
CEO Director	6.1.3
Commission	7.11.5(b)
Company	Preamble
Company Repurchase Notice	7.12.4
Competitor	10.4.1
Confidential Information	10.3
Credit Arrangements	3.8
Director	6.1.3
Disagreeing Holder	9.3.2
Disagreeing Members	9.3.1
Effective Date	Preamble
EIK Manager	Preamble
Eligible REIT Shareholders	7.11.5(a)
Excess Distribution Members	4.1.2
Excluded Member	3.4.6
Exercising Member	5.5.1
Fair Market Value	9.1
GAAP	6.8.2
Gross Asset Value	5.3.2
Indemnified Party	7.11.5(g)
Indemnifying Party	7.11.5(g)
Indemnitee	6.9.1
Investor	Preamble
Investor Option Notice	7.12.3
MH Investor Repurchase Notice	7.12.3
Investor Transferors	7.9.1
Lending Member	3.7.2
Liabilities	6.9.1
Liquidator	8.5.1
Losses	7.11.5(f)
Management Holder	Preamble
Member	Preamble
Member Indemnitors	6.9.3
Members	Preamble
OFAC	10.2.1(h)

Term	Section
Offered Units	7.2.1
Offer Notice	7.2.1
Officers	6.1.8
Option Period	7.13.1(a)
Original Agreement	Recitals
Other Available Securities	7.12.4
Other Business	6.10.2
Patriot Act	10.2.1(h)
Piggyback Notice	7.11.5(e)
Piggyback Response	7.11.5(e)
Proposed Transfer	7.9.1
Public REIT	7.11.5(a)
Purchase Agreement	Recitals
Put Buyer	7.13.1(b)
Put Closing	7.13.4
Put Closing Date	7.13.4
Put Holders	7.13.2
Put Notice	0
Put Option	7.13.1(c)
Put Price	7.13.3
Put Units	7.13.1(d)
Qualifying Business Opportunity	6.10.2
Redemption Right	7.11.3(a)
Reduced Amount	4.1.2
Registration Statement	7.11.5(b)
Regulation D	10.2.1(k)
Regulatory Allocations	5.2.8
REIT Shares	7.11.5(a)
Related Person	6.10.1
Repurchase Option	7.12.1
Restricted Business	6.10.2
Restrictive Covenant	7.12.7
Rule 144	7.11.5(c)
Specified Indemnitees	6.9.3
Subordinated Note	7.12.7
Tag-Along Demand	7.9.1
Tag-Along Notice	7.9.4
Tag-Along Right	7.9.4
Tax Advance	4.1.3
Tax Matters Partner	10.8.1
Transferring Member	7.2.1
Units	3.4.1
Withholding Advance	4.3

ARTICLE 3

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS
3.1    Generally; Initial Capital Contributions.
3.1.1    The names, addresses, Capital Contributions and Capital Account balances of the Members, in each case, if any, and the number of Units held by them, shall at all times be set forth in the books and records of the Company, which shall be supplemented from time to time by the Board to reflect the admission of Additional Members and Substitute Members pursuant to this Agreement, as well as to reflect any changes in the Members’ respective Capital Contributions, Capital Account balances and Unit ownership pursuant to the terms of this Agreement.
3.1.2    On the Effective Date, the name, address and initial Capital Contributions, if any, of, and the number of Units held by, each Member will be as set forth Exhibit A attached hereto and incorporated herein.
3.2    Additional Contributions. Except as set forth in Section 3.4, or as otherwise required by law, no Member or Assignee shall be permitted or required to make any additional Capital Contributions to the Company.
3.3    Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2 and the terms of this Agreement to the extent such terms are consistent with the applicable Regulations.
3.4    Equity Issuances and Additional Members; Preemptive Rights.
3.4.1    Generally. Subject to the terms and restrictions of this Section 3.4, (a) the Company is authorized to issue equity interests in the Company designated as “Units,” which shall constitute limited liability company interests under the Act and shall include initially Common Units and Profit Units, and (b) the Board or a duly authorized committee thereof is expressly authorized, by resolution or resolutions, to create and to issue, out of authorized but unissued Units, different classes, groups or series of Units and fix for each such class, group or series such voting powers, full or limited or no voting powers, and such distinctive designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions as determined by the Board or a duly authorized committee thereof. The Board, or a duly authorized committee thereof, shall have the authority to issue such number of Units of any class, series or tranche pursuant to clauses (a) and (b) of the immediately preceding sentence as the Board or such committee shall from time to time determine and admit one or more recipients of such Units as additional Members (“Additional Members”) from time to time, on such terms and conditions and for such Capital Contributions as the Board may determine; provided, however, that without limiting the rights of the other Members pursuant to Section 3.4.6, Equity Securities to be issued to the Investor or its Affiliates shall be issued at Fair Market Value as of the date of such issuance, which Fair Market Value shall be determined pursuant to Article 9; provided, that (a) in the case of issuances to Investor or its Affiliates, the proceeds of which are used to either (i) fund emergency expenditures of the Company or its Subsidiaries or (ii) fund the exercise by the Company or its Subsidiaries of any Purchase Options, Fair Market Value shall be determined in good faith by the Board, which determination shall be final and the provisions of Article 9 other than Section 9.1 shall not apply, (b) during the first 12-month period following the Effective Date, the Board shall be entitled to, but is not required to, use the Original Cost of the Common Units issued as of the date hereof as the Fair Market Value and (c) in the case of any issuances to Investor or its Affiliates other than as described in clause (a) above, if the Board determines in good faith that the Company requires the proceeds thereof prior to the final determination of Fair Market Value pursuant to Article 9, then such Equity Securities shall be issued to the Investor or its Affiliate at Fair Market Value as determined in good faith by the Board, and any difference between the Fair Market Value as finally determined pursuant to Article 9 and the Board’s good faith determination shall be contributed by Investor or its Affiliate (if the final determination exceeds the Board’s good faith determination) or returned by the Company to Investor or its Affiliate (if the final determination is less than the Board’s good faith determination), and in each case the Capital Contributions of the Investor or such Affiliate shall be adjusted accordingly. The Company is authorized to issue options or warrants to purchase Units, restricted Units, Unit appreciation rights, phantom Units, and other Equity Securities, on such terms as may be determined by the Board or a duly authorized committee thereof. The Board shall appropriately adjust the economic provisions of this Agreement to reflect the issuance of additional Equity Securities pursuant to this Section 3.4, including by amending the distribution provisions of Section 4.1 and associated definitions, as necessary.
3.4.2    Common Units. The Common Units shall have such rights to allocations and distributions as may be authorized and set forth under this Agreement. The relative rights, powers, preferences, duties, liabilities and obligations of holders of the Common Units shall be as set forth herein. Each holder of Common Units shall be entitled to vote, in person or by proxy, on a pro rata basis in accordance with the relative ownership of Common Units for each Member as of the applicable date and time on all matters upon which Members have the right to vote as set forth in this Agreement and provided under the Act.
3.4.3    Profit Units. The Management Agreement provides for the issuance and terms of Profit Units in order to provide equity incentive compensation to selected Directors, executives and other service providers (including the EIK Manager) of the Company and its Affiliates, with such terms, conditions, rights and obligations, including vesting, forfeiture and repurchase, as provided in the Incentive Plan and applicable Profit Unit Agreement. The Profit Units shall not be entitled to any voting rights. As of the date hereof, the only issued and outstanding Profit Units have been issued to the EIK Manager.
3.4.4    Section 83(b) Election Required. Notwithstanding any provision of this Agreement to the contrary, each Member shall, as a condition subsequent to the receipt of any Profit Units (or other Units subject to a substantial risk of forfeiture), execute and deliver a valid and timely election under Section 83(b) of the Code to both the IRS and the Company within thirty (30) days of the date of receipt of such Units. Any issuance of Units to a Person who fails to make such a valid and timely election shall be null and void ab initio, unless otherwise determined by the Board.

3.4.5    Certificates; Legend. Unless and until the Board shall determine otherwise, the Units shall be uncertificated and recorded in the books and records of the Company.
3.4.6    Preemptive Rights. Except for issuances of: (A) Equity Securities issued in connection with debt financings, debt refinancings, debt restructurings or similar transactions, (B) Equity Securities issued in connection with strategic transactions involving the Company or any of its Subsidiaries and other Persons (including Equity Securities issued in connection with joint ventures and similar arrangements or as consideration in connection with an acquisition transaction) the primary purpose of which is other than for capital raising purposes, (C) Equity Securities issued upon exercise or conversion of any Warrants, or other Equity Securities which were issued in compliance with the terms hereof, (D) Equity Securities issued to officers, directors, consultants, employees or other service providers (including the EIK Manager) of the Company or any of its Subsidiaries pursuant to the Management Agreement or any incentive or compensation plans, (E) Units issued in connection with any Unit split, Unit dividend or recapitalization of the Company, if the Company authorizes the issuance or sale of any Equity Securities, the Company shall offer to sell to each Member (other than Excluded Members) a portion of such securities such that such Member’s Percentage Interest immediately prior to such issuance or sale would be the same as its Percentage Interest immediately after such issuance or sale or (F) up to $125,000 in preferred Equity Securities issued to the Investor to facilitate the admission of accommodation preferred holders at the Investor; provided, that no Member who solely owns Profit Units or is entitled to purchase less than $10,000 of such securities after determination of such Member’s Percentage Interest (an “Excluded Member”) shall have any rights under this Section 3.4.6. Each such Member shall be entitled to purchase such securities at the most favorable price and on the most favorable terms as such securities are to be offered to any other Persons; provided, that if all Persons entitled to purchase or receive such securities are required to also purchase other securities of the Company, the holders exercising their rights pursuant to this Section 3.4.6 shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase. The purchase price for all Equity Securities offered to such holders hereunder shall be payable in cash. Notwithstanding anything to the contrary contained herein, the rights of any Member pursuant to this Section 3.4.6 shall be deemed satisfied if the Company provides (or causes to provide) each Member entitled to such rights the right to purchase from the Company or any Person within thirty (30) days after the issuance giving rise to such right (or, in the case of any issuances contemplated by Section 3.4.1(c), thirty (30) days after the final determination of Fair Market Value), the same amount of Equity Securities that such Member had the right to purchase under this Section 3.4.6.
(a)    In order to exercise its purchase rights hereunder, a Member must within 20 calendar days after receipt of written notice from the Company describing in reasonable detail the securities being offered, the purchase price thereof, the payment terms and such holder’s Percentage Interest, deliver a written notice to the Company describing such holder’s election as to whether and to what extent such holder desires to purchase its Percentage Interest, and whether such holder elects to purchase any securities that are not fully subscribed in excess of its Percentage Interest. If all of the securities offered to such Members are not fully subscribed, the remaining securities shall be allocated to the holders electing to purchase more than their full allotment pursuant to the immediately preceding sentence, pro rata based on their Percentage Interest.
(b)    Upon the expiration of the offering period described above, the Company shall be entitled to sell such securities which such Members have not elected to purchase during the 180 days following such expiration at a price not less and on other terms and conditions not more favorable to the purchasers thereof than that offered to such holders. Any securities offered or sold by the Company after such 180-day period must be reoffered to such Members pursuant to the terms of this Section 3.4.
(c)    Notwithstanding anything to the contrary in this Section 3.4, in the event any Subsidiary of the Company issues Subsidiary Equity Securities to any member of the Investor Group, the rights of each Member under this Section 3.4.6 shall apply mutatis mutandis to such issuance.
(d)    Notwithstanding anything to the contrary in this Section 3.4, in no event shall a Member have a right to purchase Equity Securities of the Company pursuant to this Section 3.4.6 if such Member is not, at the time of such issuance, an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) or if the issuance of additional Equity Securities of any class, or interests convertible into or exercisable for such Equity Securities, to such Member would require registration under the Securities Act.
3.4.7    The rights of the Members under this Section 3.4 shall terminate upon the consummation of the first to occur of (A) a Public Offering with respect to the Company (and no preemptive rights shall be granted in connection therewith) or (B) a Sale of the Company.
3.5    Return of Capital Contributions. Except as otherwise provided in this Agreement or with the prior written consent of the Board: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account balance, (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions, and (c) the Company shall not redeem or repurchase the Units of any Member.
3.6    Liability of Members. Except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) no Member shall in any event have any liability whatsoever in excess of (i) the amount of any unconditional obligation of such Member to make additional Capital Contributions to the Company pursuant to this Agreement, and (ii) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of the Act.

3.7    Member Loans.
3.7.1    No Member shall be required to make any loans or otherwise lend any funds to the Company or its Subsidiaries.
3.7.2    A Member or an Affiliate of any Member (the “Lending Member”) may make loans to the Company or its Subsidiaries with the consent of such Member and the Board, provided that such loans made by a Member or any Affiliate thereof shall be on commercially reasonable terms no less favorable to the Company or its Subsidiaries than would be reasonably expected to be available, after reasonable due inquiry of third party financing sources that would reasonably be expected to fund such loans on market terms as reasonably determined by the Board.
3.7.3    Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such loans shall not have any effect on such Member’s Capital Account balance. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans are made.
3.8    Loans by Third Parties. Subject to Section 6.5, the Board may, from time to time, cause the Company to borrow funds or enter into any similar credit, guarantee, financing or refinancing arrangements (collectively, “Credit Arrangements”), or cause or permit Subsidiaries of the Company to do the same, for any purpose consistent with the purpose of the Company from or with any Person upon such terms as are acceptable to the Board (provided that the provisions of Section 3.7.2 with respect to any Credit Arrangements provided by a Member or any Affiliate of such Member shall apply), and to pledge, enter into a negative pledge or otherwise secure such borrowings or similar arrangements with or with respect to any Company Assets.
ARTICLE 4

DISTRIBUTIONS
4.1    Distributions . Except as otherwise provided in this Section 4.1 or in Section 4.2 and Article 8, no Member shall be entitled to receive distributions from the Company.
4.1.1    Distributions Generally(a)    . Except as otherwise set forth in Sections 4.1.2, 4.1.3, 4.5, 4.6 and 4.7, the Board may in its sole discretion (but shall not be obligated to) make distributions at any time or from time to time to the holders of Units in the following manner; provided, for the avoidance of doubt, that each holder of a Profit Unit shall be entitled to participate in distributions in respect of such Profit Unit pursuant to this Section 4.1.1 and Section 8.5 only after cumulative distributions pursuant to this Section 4.1.1 and/or Section 8.5 equal the Distribution Hurdle applicable to such Profit Unit:

(a)    first, to each holder of Common Units (based on each such holder’s respective ownership of Common Units) until such holder’s Unrecovered Capital equals zero;
(b)    second, to each holder of Common Units and each holder of Time-Based Profit Units (based on each such holder’s respective Pro Rata Share) until the aggregate amount of distributions received by such holders pursuant to Section 4.1.1(a) and this Section 4.1.1(b) equals the Distribution Hurdle applicable to the Performance Profit Units;
(c)    third, to each holder of Performance Profit Units (based on each such holder’s respective Pro Rata Share) until each such holder of Performance Profit Units has received distributions pursuant to this Section 4.1.1(c) with respect to each Performance Profit Unit equal to the amount distributed with respect to each Time-Based Profit Unit pursuant to Section 4.1.1(b); and
(d)    thereafter, to each holder of Common Units and Profit Units (based on its respective Pro Rata Share).
4.1.2    Limitation on Distributions to Holders of Profit Units. It is the intention of the parties to this Agreement that distributions to any holder of a Profit Unit shall be limited to the extent necessary so that each Profit Unit constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Board shall, if necessary, limit distributions to any holder of a Profit Unit so that such distributions do not exceed the available profits in respect of such holder’s Profit Unit. If a Member’s distributions are reduced pursuant to the preceding sentence (and not Section 4.1.1), the amount so reduced (the “Reduced Amount”) shall instead be distributed to the other Members (the “Excess Distribution Members”) under Section 4.1.1 and the Board shall be permitted to (but shall not be required to) make appropriate adjustments (as determined by the Board) to future distributions with respect to such Member holding a Profit Unit under Section 4.1.1 so that such Member receives (consistent with the principles of this Section 4.1.2) an amount equal to the Reduced Amount out of amounts that, but for this sentence, would have been distributed to the Excess Distribution Members.
4.1.3    Tax Advances. To the extent funds of the Company are available for distribution by the Company, the Board shall cause the Company to distribute to each Member with respect to each Fiscal Quarter of the Company an amount of cash (a “Tax Advance”) which in the good faith judgment of the Board equals:
(a)    the amount of taxable income allocable to such Member in respect of such Fiscal Quarter, plus any amount of taxable income otherwise recognized by such Member attributable to such Member’s right to receive distributions pursuant to this Section 4.1 and Section 8.5 reduced (but not below zero) by the excess, if any, of (A) the aggregate amount of taxable loss allocated to such Member in the current and all prior fiscal periods of the Company over (B) the aggregate amount of taxable income (including any remedial items thereof) allocated to such Member in all prior fiscal periods of the Company, multiplied by;

(b)    the combined maximum federal, state and local income tax rate to be applied with respect to such taxable income (calculated by using the highest maximum combined marginal federal, state and local income tax rates to which any Member may be subject and taking into account the character of such taxable income and the deductibility of state income tax for federal income tax purposes); provided, that the Board in its discretion may make adjustments to the calculation set forth above if necessary so that the Members have an adequate amount of cash necessary to pay taxes on income allocated by the Company to the Members.
All Tax Advances made to a Member shall be treated as an advance against, and thus reduce, the amount of the next succeeding distribution or distributions which would otherwise have been paid to such Member pursuant to Section 4.1.1 and Section 8.5, if applicable. To the extent that an amount otherwise distributable to a Member is so applied, it shall be treated for all purposes hereof as if such amount had actually been distributed to such Member pursuant to Section 4.1.1 or Section 8.5, if applicable.

4.2    Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article 8.
4.3    Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board in good faith determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 4.3 shall be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by setoff from such next distributions (a “Withholding Advance”). Each Member will furnish the Board with such information as may reasonably be requested by the Board from time to time to determine whether withholding is required, and each Member will promptly notify the Board if such Member determines at any time that it is subject to withholding. Any amounts withheld on distributions or allocations by the Company in respect of some but not all Members shall be treated as a Withholding Advance with respect to the Member in respect of whom such withholding was made.
4.4    Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. The Board may determine to make a distribution in kind of Company Assets to the Members, and such Company Assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed and allocated in accordance with this Article 4 and Articles 5 and 8 hereof.
4.5    No Distributions with Respect to Unvested Units. A Member holding an Unvested Unit shall only be entitled to receive a distribution in respect of such Unvested Unit in an amount equal to the Tax Advances (if any) made with respect to such Unvested Unit in accordance with Section 4.1.3. If a Member’s distributions are reduced pursuant to this Section 4.5, the Board shall make appropriate adjustments (as determined by the Board) to future distributions under Section 4.1.1 with respect to such Member holding a Profit Unit so that such Member receives, from the next distribution(s) following the vesting of an Unvested Unit

(consistent with the principles of this Article 4), an aggregate amount equal to the amount that but for this Section 4.5, would have been distributed to such Member.
4.6    Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board, on behalf of the Company, shall make a distribution to any Person in violation of the Act or other applicable law.
4.7    Set-Off. The payment of any distributions to a Member pursuant to this Article 4 shall not be subject to any set-off, counterclaim, recoupment, defense, or other right that the Company or any of its Subsidiaries may have against the Member, other than (i) undisputed amounts owed by the Member to the Company or any of its Subsidiaries in respect of claims for fraud committed by such Member, (ii) as otherwise permitted pursuant to the last sentence of Section 9.02(c) of the Purchase Agreement or (iii) as otherwise required under applicable law; provided, that, except as set forth in Section 4.1.3, Tax Advances shall not be subject to any set-off, counterclaim, recoupment, defense or other right that the Company or any of its Subsidiaries may have against the Member.
ARTICLE 5

ALLOCATIONS OF NET PROFITS AND NET LOSSES
5.1    General Allocations of Net Profits and Losses. Net Profits and Net Losses shall be determined and allocated with respect to each fiscal year or other period of the Company: (a) as of the end of such fiscal year, (b) at such times as the Gross Asset Value of any Company Asset is adjusted pursuant to the definition thereof, and (c) at such other times as may be required or permitted pursuant to this Agreement or otherwise under the Code. Except as otherwise provided in this Agreement, Net Profits and Net Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 5.2, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 8.5, if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 8.5 (without regard for any restrictions that may apply to distributions in respect of unvested Profits Units) to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.
5.2    Regulatory Allocations. Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:
5.2.1    If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with

Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
5.2.2    If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
5.2.3    If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Section 5.2.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).
5.2.4    If the allocation of income, gain, loss or deduction (or an item thereof) to a Member as provided in Section 5.1 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of income, gain, loss or deduction (or an item thereof) as will not create or increase an Adjusted Capital Account Deficit. The allocated item that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Pro Rata Share, subject to the limitations of this Section 5.2.4.
5.2.5    To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
5.2.6    The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in accordance with their respective Pro Rata Share.
5.2.7    The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations

Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
5.2.8    The allocations set forth in this Section 5.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.
5.3    Tax Allocations.
5.3.1    Except as provided in Section 5.3.2, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 5.
5.3.2    Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from their basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. With respect to the Members’ initial Capital Contributions and any Section 704(c) allocations arising or existing on or about the date of this Agreement, the Company shall account for such variation under the “traditional method” as described in Regulations Section 1.704-3(b). If the Gross Asset Value of any Company Asset, whenever acquired, is later determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” in Section 2.1, subsequent allocations of income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board. Allocations pursuant to this Section 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.
5.4    Other Provisions.
5.4.1    For any fiscal year or other period during which any part of a Unit or Economic Interest is Transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Unit or Economic Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Code Section 706 and the applicable Regulations as determined by the Board.

5.4.2    In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Board is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.
5.4.3    The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.
5.4.4    All matters concerning the allocations and other determinations provided for in this Article 5 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Board in a manner consistent with the terms and intent of this Agreement.
Tax Treatment of Warrants5.5.1    . Solely for U.S. federal, state and local income tax purposes, the Members agree that the exercise of a Warrant shall be treated (a) first, as a compensatory payment to the Member exercising the Warrant (an “Exercising Member”) in an amount equal to the difference between the value of the Common Units received by such Exercising Member and the Exercise Price (as defined in the applicable Warrant Agreement) of such Warrant and (b) second, as a capital contribution to the Company by the Exercising Member of cash in an amount equal to the sum of the compensatory payment received in clause (a) of this Section 5.5 and the Exercise Price in exchange for the Common Units received by such Exercising Member.
ARTICLE 6

OPERATIONS
6.1    Management by the Board.
6.1.1    Subject to such matters which are expressly reserved hereunder to the Members for decision, the business and affairs of the Company shall be managed by a board of directors (the “Board”). Except as otherwise expressly provided in this Agreement (including the delegation on the date hereof of certain matters for approval by the Investor pursuant to Exhibit D), the Board shall have sole and complete charge and management of all the affairs and business of the Company, in all respects and in all matters and shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. The Members understand that the Board shall manage and control the business and affairs of the Company in a manner consistent with Investor’s status as a REIT Member.
6.1.2    Except as otherwise provided in this Agreement, the Board shall have the sole power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Board (including through the appointment of officers of the Company).
6.1.3    Each director (“Director”) of the Company shall be deemed to be a “manager” of the Company (as defined in Section 18-101(10) of the Act) for all purposes under the Act. The Board shall consist of such number of Directors as may be designated from time to time by a vote of holders of a majority of the Common Units; provided, that, so long as Randall J. Bufford (“Bufford”) (a) together with members of his Family Group own at least 50% of the Common Units owned by him as of the Effective Date and (b) is serving as Chief Executive Officer of the Company, one (1) of the Directors (the “CEO Director”) shall be Bufford. The Chairman of the Board, if any, shall be elected by the Directors.
6.1.4    A vote of holders of a majority of the Common Units may remove any Director from the Board (with or without cause) at any time. No Member shall take any action to cause the removal of any Director other than in accordance with this Section 6.1.4.
6.1.5    Any Director may resign at any time by giving written notice to the Board. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
6.1.6    If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any Director, a designee shall be appointed to fill such vacancy or vacancies by the Person or Persons entitled to appoint such Director pursuant to Section 6.1.3.
6.1.7    Without limiting the generality of the foregoing provisions of this Section 6.1, but subject to the other express limitations and provisions of this Agreement requiring the consent of any Member (including Section 6.5), in furtherance of the Company’s purpose as set forth in Section 1.4, the Board (on behalf of the Company) shall have full and complete power and authority (and may delegate such authority pursuant to Section 6.1.8), without the approval of any Member:
(a)    to take all actions necessary to fulfill the Company’s purpose set forth in Section 1.4;
(b)    to negotiate, enter into, perform, modify, extend, terminate, amend, waive, renegotiate, and/or carry out any contracts and agreements of any kind and nature, including contracts and agreements with any Person, including any Member or Assignee, or any Affiliate thereof, or any other agent of the Company, as the Board deems necessary or advisable;
(c)    to, from time to time, employ, engage, hire, or otherwise secure the services of such Persons, including any Member or any Affiliate thereof, as the Board may deem necessary or advisable for the administration of the Business, subject to the provisions of the Master Lease, including the engagement of the EIK Manager pursuant to the Management Agreement;

(d)    to exercise or waive any and all rights on behalf of the Company or its Subsidiaries;
(e)    to acquire, hold, sell, lease, maintain, operate, exchange and otherwise deal with the Company’s Assets, including the assets of any of its Subsidiaries;
(f)    to make distributions of Company Assets;
(g)    to borrow or lend money on behalf of the Company or any of its Subsidiaries for any general purpose of the Company or its Subsidiaries; and
(h)    to control all other aspects of the business and operations of the Company that the Board elects to so control.
6.1.8    The Board may appoint one or more individuals to manage the day-to-day business affairs of the Company (the “Officers”). The Officers shall serve at the pleasure of the Board for such terms and with such powers and duties (including any obligations to periodically report to the Board) as shall be determined from time to time by the Board. To the extent delegated by the Board, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. Unless otherwise specified by the Board, such Officers shall have such authority and responsibility in respect of the Company as is generally attributable to the holders of such offices in corporations incorporated under the laws of Delaware. In addition, the Board may designate such other Persons to act as agents of the Company’s business as the Board shall determine in its sole and absolute discretion, and the actions of such other Persons taken in such capacity and in accordance with this Agreement shall bind the Company to the same extent the Board is authorized to bind the Company.
6.1.9    Subject to the Board’s discretion and the provisions of Section 6.1.8, the Chief Executive Officer shall manage and control the day-to-day business and operations of the Company. The Chief Executive Officer shall initially have the powers, authority and responsibilities set forth on Exhibit D hereto, which may be amended at any time by the Board in its sole and absolute discretion in accordance therewith, and the Company and the Members acknowledge and agree that the mere amendment of Exhibit D shall not, in and of itself, give rise to a determination of whether there has been a material diminution in such Member’s authority with respect to determining the existence of “Good Reason” for purposes of this Agreement or any other agreements (including any restrictive covenant agreements) between the Company and such Member unless such amendment constitutes or otherwise causes “Good Reason” to occur by way of a material diminution in such Member’s authority with respect to the Company or any of its direct or indirect Subsidiaries. The Chief Executive Officer shall present to the Board on an annual basis (at such time as the Board shall from time to time determine) an annual budget and business plan of the Company for the Board’s approval and shall manage the ordinary course of the Company’s business and operations pursuant to such documents. The Chief Executive Officer will be authorized to delegate the powers and authority vested in him to other officers of the Company and its Subsidiaries, all of whom shall report to the Chief Executive Officer. The initial Chief Executive Officer of the Company shall be Bufford.

6.2    Meetings of the Board.
6.2.1    Subject to Section 6.2.2, the Board shall meet at least quarterly and at such other such times as may be necessary for the Company’s business. The presence of a majority of the Directors then in office shall constitute a quorum at any meeting of the Board.
6.2.2    Meetings of the Board may be called for by any Director. Notice of any special meeting of the Board shall be given at least twenty-four (24) hours prior to any meeting by written notice to each Director at his or her address including the time and place of such meeting. Notice of any Board meeting may be waived by any Director before but not after such meeting. Meetings of the Board may be conducted in person or by conference telephone or videoconference facilities and each Director shall be entitled to participate in any meeting of the Board (whether or not conducted in person) by telephone.
6.2.3    Each Director shall receive one (1) vote. All actions of the Board shall require the affirmative vote of a majority of votes cast by all the Directors. Any reference in this Agreement to the affirmative vote of a majority of the Directors shall be deemed to mean a majority of the votes cast by all Directors.
6.2.4    Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Directors sufficient to approve such action pursuant to the terms of this Agreement consents thereto in writing; provided, however, that a copy of the action taken by written consent must be promptly sent to all Directors and filed with the minutes of proceedings of the Board.
6.2.5    The Company or any of its Subsidiaries shall reimburse each Director for the reasonable travel and accommodation costs incurred by such Director to attend meetings of the Board or a committee thereof or the board of directors (or similar governing body) of a Subsidiary of the Company, in each case, as approved by the Board.
6.3    Member Meetings.
6.3.1    The Members may vote, approve a matter or take any action by the vote of Members holding Common Units entitled to vote at a meeting, in person or by proxy, or without a meeting by the written consent of Members pursuant to Section 6.3.2. Meetings of the Members may be called by Members holding a majority of the Common Units and shall be held upon not less than two (2) Business Days nor more than sixty (60) days’ prior written notice of the time and place of such meeting delivered to each holder of Common Units in the manner provided in Section 10.7. Notice of any meeting may be waived by any Member before or after any meeting. Meetings of the Members may be conducted in person or by conference telephone, videoconference or webcast facilities.
6.3.2    Any action may be taken by the Members without a meeting if authorized by the written consent of the Members holding Common Units sufficient to approve such action pursuant to the terms of this Agreement. In no instance where action is authorized by written consent will a meeting of Members be required to be called or notice be required to be given; provided, however, that a copy of the action taken by written consent must be promptly sent to all Members holding Common Units and filed with the records of the Company.
6.3.3    For any meeting of Members, the presence in person or by proxy of Members owning Common Units representing at least a majority of the Common Units shall constitute a quorum for the transaction of any business. Except as otherwise provided in this Agreement, the affirmative vote of Members owning Common Units representing at least a majority of the Common Units shall constitute approval of any action.
6.3.4    Notwithstanding anything to the contrary in this Section 6.3, any Management Holder that is, directly or indirectly, an employee, officer, director, trustee, member, consultant, owner or partner of, or otherwise performs services for, a Competitor of the Company or any of its Subsidiaries, may be excluded from the portion of any meeting of the Members by the Board and shall not be entitled to receive any materials or minutes of such meeting or relating to any written consent of the Members, in each case, to the extent such meeting, consent, materials or minutes include competitively sensitive information, as determined by the Board; provided, that the foregoing restrictions shall not apply to ownership of less than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of a corporation that is a Competitor so long as such Management Holder does not, directly or indirectly, have any active participation in the management or other business of such corporation.
6.4    Powers to Bind the Company.
6.4.1    No Director (acting in his or her capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement.
6.4.2    Except as otherwise expressly provided in this Agreement or as the Board may delegate, the Members shall not participate in the management of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Except as expressly provided in this Agreement or required by any non-waivable provisions of applicable law, Members shall have no right to vote on or consent to any other matter, act, decision, or document involving the Company or its business. No Member shall take any action in the name of or on behalf of the Company, including assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized by the Board or shall be expressly and specifically authorized by this Agreement.
6.5    Limitations on Authority of the Board.
6.5.1    Notwithstanding any contrary provision of this Agreement (except Section 6.5.2, below), the Board shall not permit the Company or any of its Subsidiaries to enter into any material transaction, arrangement or agreement between Investor or any Affiliate thereof, on the one hand, and the Company or any of its Subsidiaries, on the other hand, without the approval in each instance of either (a) a majority of the disinterested Directors on the

Board or (b) Management Holders holding a majority of the Common Units held by the Management Holders; provided, however, that such approval shall not be required for:
(a)    the issuance of any Equity Securities pursuant to the terms and provisions of this Agreement;
(b)    any transaction, arrangement or agreement on commercially reasonable terms no less favorable (as reasonably determined by the Board) to the Company or its Subsidiary than would be available from an independent third party after arm’s length negotiation; or
(c)    any other transaction, arrangement or agreement expressly required or expressly permitted by the Transaction Documents, subject to the terms and restrictions set forth therein.
6.5.2    Notwithstanding the other provisions of this Section 6.5, the Company or any of its Subsidiaries shall not enter into any material transaction, arrangement or agreement with the EIK Manager (including the Management Agreement) without the approval in each instance of the Board (excluding the CEO Director).
6.6    Committees.
6.6.1    The Board may designate one or more committees, each committee to consist of one or more of the Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board when required; provided, that the CEO Director may be excluded from the portion of any meeting of any such committee and shall not be entitled to receive any materials or minutes of such meeting, in each case, to the extent (a) such meeting, materials or minutes relate to the compensation of the Chief Executive Officer of the Company or such CEO Director, or (b) required to avoid any conflict of interest or to maintain the privileged status of such discussion or materials.
6.6.2    The Board may form an advisory committee (the “Advisory Committee”) comprising of such Persons (including industry experts and other third party professionals) and having such responsibilities as the Board determines, in each case, in consultation with Bufford, so long as he is the Chief Executive Officer of the Company. The role of the Advisory Committee shall be to provide the Board, the Company and the Company’s senior officers with independent guidance and strategic advice in order to further enhance the value of the Business. In connection with forming the Advisory Committee, the Board shall have the authority to determine, in consultation with Bufford so long as he is the Chief Executive Officer of the Company, the compensation of the members of the Advisory Committee to be paid in consideration for services rendered to the Company (including the issuance of Equity Securities or the creation of additional incentive compensation plans).
6.7    Reliance by Third Parties. Any Person dealing with the Company or the Board may rely upon a certificate signed by the Board (or any one or more of its agents designated by the Board for such purpose or given such authority) as to:
6.7.1    The identity of the Board, any Member of the Company or any Officer;
6.7.2    The existence or non-existence of any facts which constitute a condition precedent to acts by the Board or in any other manner germane to the affairs of the Company;
6.7.3    The Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or
6.7.4    Any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.
6.8    Records and Reports.
6.8.1    The Company shall cause to be kept (and made available to each holder of Common Units representing at least 5% of the outstanding Common Units), at the principal place of business of the Company, or at such other location as the Board shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company.
6.8.2    The Members agree that the books of the Company shall be kept for accounting purposes in accordance with U.S. generally accepted accounting principles, consistently applied (“GAAP”), and shall be kept for tax reporting purposes in accordance with applicable provisions of the Code. Subject to Code Section 448, the books of the Company may be kept on such other methods of accounting for tax and financial reporting purposes as may be determined by the Board. The fiscal year of the Company shall end on December 31 of each year unless otherwise determined by the Board.
6.8.3    The Company shall also:
(a)    provide to each holder of Common Units within one hundred and twenty (120) days following the end of each fiscal year of the Company or as soon as reasonably practicable thereafter, a report that shall include all necessary information required by the Members for preparation of their federal, state and local income or franchise tax or information returns, including each Member’s allocable share of Net Profits, Net Losses and any other items of income, gain, loss, deduction and credit for such fiscal year;

(b)    make available to each holder of Common Units within 90 days after the end of:
(i)    fiscal year 2015, a copy of the annual report on Form 10-K of Griffin-American Healthcare REIT III, Inc. with respect to the fiscal year ended December 31, 2015, which annual report shall include a reviewed balance sheet of the Company and its Subsidiaries for the period ending December 31, 2015; and
(ii)    each fiscal year beginning with fiscal year 2016, a copy of an audited consolidated statement of income and cash flows of the Company and its Subsidiaries for such fiscal year, and a copy of an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the preceding fiscal year, all prepared in accordance with GAAP;
(c)    make available to each holder of Common Units within forty-five (45) days following the end of each fiscal quarter of the Company or as soon as reasonably practicable thereafter, a copy of an unaudited balance sheet of the Company as of the end of such fiscal quarter, and the related unaudited statement of income and changes in the financial position of the Company for such fiscal quarter; and
(d)    make available to each holder of Common Units a copy of the Company’s federal, state and local income tax or information returns for each fiscal year or portion thereof, concurrent with the filing of such returns.
6.8.4    Beginning with fiscal year 2016, the Board shall cause the books and records, including financial statements, of the Company to be audited annually by an independent accounting firm of recognized regional or national standing as may be selected by the Board, which accounting firm shall be engaged by the Company.
6.9    Indemnification and Liability.
6.9.1    The Company shall indemnify and hold harmless all officers and agents of the Company and each of the Directors and Members, including the Member Representative, and their respective Related Persons (each an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements and other costs of litigation, whether pending or threatened), judgments, fines, settlements and other amounts, of any nature whatsoever, known or unknown, liquid or unliquid (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the Business, if (a) the Indemnitee acted in good faith in a manner such Person believed to be within the scope of such Indemnitee’s authority and in, or not contrary to, the best interests of the Company, and (b) the Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence or material breach of this Agreement. Notwithstanding anything to the contrary herein, the foregoing indemnity shall not extend to any Liabilities of a Member arising from such

Member’s breach of any of its representations, warranties, covenants, agreements or acknowledgements in this Agreement or any of the other Transaction Documents.
6.9.2    Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.9 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a satisfactory written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.9.
6.9.3    The indemnification provided by this Section 6.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. The Company hereby acknowledges that certain Indemnitees (the “Specified Indemnitees”) may have rights to indemnification and advancement of expenses provided by a Member or its Affiliates (directly or by insurance retained by such entity) (collectively, the “Member Indemnitors”). The Company hereby agrees and acknowledges that (a) it is the indemnitor of first resort with respect to the Specified Indemnitees, (b) it shall be required to advance the full amount of expenses incurred by the Specified Indemnitees, as required by the terms of this Agreement (or any other agreement between the Company and the Specified Indemnitees), without regard to any rights the Specified Indemnitees may have against the Member Indemnitors and (c) it irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of the Company with respect to any claim for which the Specified Indemnitees have sought indemnification from the Company shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Indemnitees against the Company.
6.9.4    Any indemnification provided hereunder shall be satisfied solely out of the Company Assets. No Member shall be subject to personal liability by reason of these indemnification provisions.
6.9.5    No Indemnitee shall be denied indemnification in whole or in part under this Section 6.9 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
6.9.6    Except as set forth in Section 6.9.3, the provisions of this Section 6.9 are for the benefit of the Indemnitees only and shall not be deemed to create any rights for the benefit of any other Person.
6.9.7    None of the officers of the Company, of the Board or of any Member shall be liable to the Company or to any other Member for any Liabilities sustained or incurred as a result of any act or omission of such Person if (a) such Person acted in good faith in a manner such Person believed to be within the scope of such Person’s authority and in, or not contrary to, the best interests of the Company, and (b) such Person’s conduct did not constitute fraud, bad faith, willful misconduct or a material breach of this Agreement or any of the other Transaction Documents.
6.9.8    The Board is hereby authorized on behalf of the Company to cause the Company to indemnify, hold harmless and release any agents and/or advisors of the Company, the Board and the Company’s Affiliates, to the same extent provided with respect to the Indemnitees in this Section 6.9.
6.10    Duties and Conflicts.
6.10.1    Notwithstanding any other provision of this Agreement, unless otherwise expressly set forth in Section 6.10.2, none of the Directors (in the case of the CEO Director, in his capacity as a Director only, without limiting any obligations under such Director’s employment agreement or as an officer of the Company or otherwise) or Members or any of their respective Affiliates, members, equity holders, partners, employees, agents, representatives or other related persons (each, a “Related Person”), as applicable, shall be liable to the Company or any other Member or Person for any breach of any implied duty of loyalty or due care or any other fiduciary duty, other than as a result of any acts or omissions not committed in good faith or that involve intentional misconduct. To the extent that, at law or in equity, any Related Person, the CEO Director (in his capacity as a Director only, without limiting any obligations under such Director’s employment agreement or as an officer of the Company or otherwise) or any other Director has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member or Director, (a) neither the Related Person or any other Director acting under this Agreement shall be liable to the Company or to any such other Member or Director (if applicable) to the extent such Related Person or other Director acted in good faith absent intentional misconduct and in accordance with the provisions of this Agreement and (b) the Related Person’s or such other Director’s duties and liabilities are hereby restricted by and subject in all respects to the provisions of this Agreement. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement or in any other such agreement the Board or any Member is permitted or required to make a decision or determination or provide an approval or consent (i) in its “determination”, “sole determination”, “discretion” or “sole discretion”, under a grant of similar authority or latitude or in the absence of any other express standard stated herein or therein (as applicable), the Directors or such Member shall be entitled to act in their sole discretion, make decisions in its sole determination and consider only such interests and factors as it desires, including its own interests and the interests of its Affiliates in addition to the interests of, or factors affecting, the Company or the other Members, and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Company, any Member or any other Person, or (ii) in its “good faith” or under another express standard, the Directors or such Member shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law or equity or otherwise and may make determinations or exercise their discretion differently with respect to different Members. Notwithstanding anything contained herein, the provisions of this Section 6.10 shall not apply to any Director in his capacity as a paid officer or employee of the Company or any of its Subsidiaries.

6.10.2    Notwithstanding the provisions of Section 6.10.1, unless the Company otherwise agrees in writing, each Management Holder shall, and shall cause each of its Affiliates to, bring all investment or business opportunities to the Company of which any of the foregoing become aware and which they believe are, or may be, within the scope and investment objectives related to the Business, which would or may be beneficial to the Business, or are otherwise competitive with the Business (a “Business Opportunity”), and shall not pursue such opportunity, directly or indirectly through any other Person, unless such opportunity has been expressly waived by a majority of the Directors other than the CEO Director. It is the intent of the parties hereto that any Business Opportunity that (a) has been sourced or generated solely by one or more Management Holders and (b) is not otherwise readily available to the Investor Group (whether through public sources, an auction process or a broker, agent or other representative) but for the efforts of such Management Holder(s) (such Business Opportunity, a “Qualifying Business Opportunity”) shall belong to the Company and its Subsidiaries and shall be pursued solely through the Company and its Subsidiaries. In order to ensure the enforcement of the immediately preceding sentence, each member of the Investor Group shall not be permitted to share any such Qualifying Business Opportunity with any other Persons, other than the Company, its Subsidiaries and their respective employees, representatives, advisors and agents. The Members expressly acknowledge and agree that (i) the members of the Investor Group are permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in the Business other than through the Company or any of its Subsidiaries (an “Other Business”), (ii) the Investor Group has and may develop a strategic relationship with businesses that are and may be competitive or complementary with the Company or any of its Subsidiaries, (iii) none of the members of the Investor Group will be prohibited by virtue of their investments in the Company, the Company or its Subsidiaries or their Affiliate’s service on the Board or on any of the Company’s Subsidiaries’ boards of managers or directors from pursuing and engaging in any such activities, (iv) none of the members of the Investor Group will be obligated to inform or present to any of the Company or its Subsidiaries or the Board any such opportunity, relationship or investment, (v) the other Members will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the members of the Investor Group and (vi) the involvement of the Investor Group in any Other Business (subject to the confidentiality provisions in the following sentence) will not constitute a conflict of interest by such Persons with respect to the Company or any of its Subsidiaries or Members. The Investor Group shall maintain the confidentiality of any Confidential Information (including with respect to a Qualifying Business Opportunity) and shall not provide any Confidential Information to its Affiliates or any other Person in a manner that is detrimental to the Business; provided, that notwithstanding the foregoing, the parties hereto acknowledge and agree that certain general industry knowledge may be gained by individuals employed by the Investor Group and its representatives from reviewing the Confidential Information and that this general industry knowledge (that is not specific to the Business), together with residual information, may be used by such individuals and the Investor Group and its representatives in the ordinary course of business or otherwise in connection with the activities described in this Section 6.10.2 so long as, in each case, the Investor Group does not disclose any Confidential Information in violation of this Agreement. For purposes of this Agreement, “residual information” shall mean all ideas, concepts and understandings that would be retained in non-tangible form in the unaided memory of an ordinary individual. No Director shall also be a director of any other Person that is primarily engaged in the day-to-day operation of a congregate care, skilled nursing, assisted living and/or Alzheimer’s care facility/community, a pharmacy, a provider of pharmacy consulting services, a rehabilitation and therapy agency or outpatient physical therapy clinic (any such business conducted by such other Person, a “Restricted Business”); provided, that the foregoing shall not prohibit any Director from serving as a director of (x) Griffin-American Healthcare REIT III, Inc., (y) NorthStar Healthcare Income, Inc. or (z) any other Person that is engaged in a Restricted Business if such Restricted Business is operated by one or more third-party tenants or managers.
6.11    REIT Protections.
6.11.1    Notwithstanding anything to the contrary in this Agreement, unless each REIT Member shall otherwise consent in writing (which consent may be withheld in such REIT Member’s sole and absolute discretion), the Company shall not (and shall not permit any Subsidiary of the Company to):
(a)    own or acquire any stock, loan or other debt or equity securities of or make any advances to another issuer (including an Affiliate of the Company or any Member); provided, however, that the Company may own 100% of the membership interests in Subsidiaries that are disregarded for U.S. federal income tax purposes; provided, further, that any such Subsidiaries shall also be subject to the limitations of this Section 6.11; provided, further, that the Company may own no more than half of the capital interests and profits interests in the Joint Ventures.
(b)    enter into any lease which provides for rent based on any Person’s net income or profits;
(c)    directly or indirectly (i) operate or manage a “lodging facility” or a “health care facility” (as such terms are defined in Code Sections 856(d)(9)(D)(ii) and 856(e)(6)(D)(ii)), or (ii) provide to any Person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated (unless such rights are held by the Company or any Subsidiary as a franchisee, licensee, or in a similar capacity and such lodging facility or health care facility is either owned by the Company or any Subsidiary or is leased to the Company or any Subsidiary from a REIT);
(d)    make an election or take any action that would cause the Company to fail to be treated as an entity that is classified as a partnership (other than a “publicly traded partnership” as defined in Code Section 7704) for United States federal income tax purposes; or
(e)    amend or modify the Management Agreement or the definition of “Eligible Independent Contractor” set forth in the Management Agreement.
6.11.2    The Company shall, promptly upon any REIT Member’s request, make available to such REIT Member all data and information in the possession of the Company or any of its Company Assets that is determined by such REIT Member to be necessary or helpful to monitor such REIT Member’s (or its Affiliate’s) compliance with the requirements for qualification as a REIT or taxable REIT subsidiary, as applicable, under the Code.
6.11.3    Notwithstanding the foregoing or any other provision in this Agreement, so long as the Company has a REIT Member, the Company shall take any action to avoid a result that, or refrain from taking any action that, in the judgment of the Board, in its sole and absolute discretion, could adversely affect the ability of the REIT Member (or any Affiliate thereof) to continue to qualify as a taxable REIT subsidiary or a REIT, as applicable, under the Code.
6.12    Member Representative.
6.12.1    The parties have agreed that it is desirable to designate the Member Representative to act on behalf of each of the Management Holder, to the extent of the matters set forth in this Agreement (including the full power and authority on such Management Holder’s behalf to execute and deliver on behalf of such Management Holder any amendment or waiver hereto; and to do each and every act and exercise any and all rights which such Management Holders collectively are permitted or required to do or exercise under this Agreement). The Member Representative may resign at any time by written notice to the Board, and the Member Representative may not be removed without its prior written consent. In the event of the resignation or removal of the Member Representative, a successor to such position shall be a Management Holder designated by the Board and reasonably satisfactory to the Management Holders holding a majority of the Common Units held by the Management Holders. The Member Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith. The designation of the Member Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Management Holders.
6.12.2    The Board shall be entitled to rely on the actions taken by the Member Representative without independent inquiry into the capacity of the Member Representative to so act and shall have no liability to the Management Holders in connection therewith. All actions, notices, communications and determinations by the Member Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Management Holders. Neither the Member Representative nor any of its agents or representatives shall have any liability to the Management Holders with respect to actions taken or omitted to be taken by the Member Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Member Representative’s gross negligence or willful misconduct. Neither the Member Representative nor any of its agents or representatives shall have any liability to the Company or the Board as a result of serving in such capacity or otherwise under this Agreement. The Member Representative will at all times be entitled to rely on any directions received from the Management Holders; provided, however, that the Member Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Member Representative based upon any such direction. The Member Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Member Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Member Representative (for itself and its officers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Member Representative in such capacity (or any of its agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Member Representative (except for those arising out of the Member Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims, in each case from the Company and/or the Management Holders. The Member Representative’s rights hereunder shall be in addition to, and shall not derogate from any right of indemnification to which he is entitled pursuant to Section 6.9 or any other provision. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Member Representative or any Management Holder for any purpose of applicable law. Neither the Member Representative nor any of its Affiliates owes any fiduciary or other duty to any Management Holder.
ARTICLE 7

INTERESTS AND TRANSFERS OF INTERESTS
7.1    Transfers.
Generally.
(a)    Except pursuant to: (i) Sections 7.9, 7.10 or 7.12 (ii) an Approved Sale, (iii) any Transfer following a Public Offering (subject to entry by the Transferring Management Holder into certain customary lockup agreements to the extent requested by the managing underwriter of such Public Offering) or (iv) a Transfer to a Permitted Transferee, subject to compliance with Sections 7.1.2 and 7.3, no Management Holder shall Transfer all or any portion of its Units (other than Profit Units) without the prior written consent of the Board, in its reasonable discretion in light of the best interests of the Company; provided, however, that (y) each Key Management Member may Transfer Common Units without the prior written consent of the Board so long as after each such Transfer, such Key Management Member continues to own no less than fifty percent (50%) of the Common Units owned by such Key Management Member as of the Effective Date, and (z) after the tenth anniversary of the Effective Date, a Management Holder may Transfer all or any part of any Units (other than Profit Units) without the prior written consent of the Board, subject in each of (y) and (z) to compliance with the remaining provisions of this Article 7.
(b)    Except as otherwise expressly provided in this Article 7, the recipient of any Units Transferred in accordance with this Article 7 shall be an Assignee only, with only the rights provided in Section 7.4, unless and until admitted as a Substitute Member pursuant to Section 7.6.

(c)    In the event of a Transfer of any Units (or part thereof) in accordance with this Agreement, at any time other than at the end of the Company’s fiscal year, the profits, gains, losses, deductions and credits of the Company for such fiscal year shall be allocated between or among the respective parties or the Members, as the case may be, in such manner as determined by the Board which is consistent with the provisions of Code Section 706(d).
(d)    Notwithstanding anything in this Agreement to the contrary, no Member other than the Management Holders (which shall be subject to Section 7.1.1(a)) or the Investor or its Affiliates may Transfer its Units (other than Profit Units) except to the extent permitted by the Board in its sole and absolute discretion.
(e)    No Member may Transfer any Profit Units except to the extent permitted by the terms of any applicable Profit Unit Agreement. Each Member acknowledges that the Profit Units are subject to the repurchase rights set forth in the applicable Profit Unit Agreements.
7.1.2    Permitted Transfers. Any attempted Transfer of Units by any Member, other than in strict accordance with this Article 7, shall be null and void ab initio and the purported transferee shall have no rights as a Member or Assignee hereunder. No Management Member shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio. If any Management Holder wishes to Transfer Common Units (other than Transfers following a Public Offering or pursuant to Section 7.9 or Section 7.10), such Management Holder shall give notice to the Board of its intention to make such a Transfer not less than twenty (20) Business Days prior to effecting such Transfer, which notice shall state the name and address of each Transferee to whom such Transfer is proposed, the relationship of such Transferee to such Management Holder, the number of Common Units proposed to be Transferred to such Transferee and the price and other material terms and conditions of the Transfer.
7.1.3    Transfers by Investor. Notwithstanding any provision hereof to the contrary, in connection with the Transfer of any Units pursuant to Section 7.9, 7.10 or 7.11, the Investor shall be entitled to elect to cause its equity and/or the equity of any Blocker of the Investor to be Transferred in such transaction in lieu of the Investor Transferring its Units in such transaction (and without any discount in consideration received for such equity and on a tax-deferred or taxable basis, as determined by the Investor), and the provisions of this Article 7 shall apply mutatis mutandis to such Transfer.
7.2    First Refusal Rights.
7.2.1    Subject to compliance with all other provisions of this Agreement, at least 30 days prior to any Transfer of any Units (except pursuant to (i) an Approved Sale, (ii) the repurchase or forfeiture provisions set forth in Section 7.12 or (iii) a Transfer to a Permitted Transferee), a Management Holder desiring to make such Transfer (the “Transferring Member”) shall deliver a written notice (the “Offer Notice”) to each of the

Company and Investor, specifying in reasonable detail the identity of the prospective Transferee(s), the number and class of Units to be Transferred (the “Offered Units”) and the price and other terms and conditions of the proposed Transfer. The Transferring Member shall not consummate such proposed Transfer until at least 30 days after the delivery of the Offer Notice, unless the Transfer proceeds pursuant to the other provisions of this Section 7.2, prior to the expiration of such 30-day period (the date of the first to occur of such delivery or such final determination is referred to herein as the “Authorization Date”).
7.2.2    The Company may elect to purchase all (but not less than all) of the Offered Units at the price and on the other terms set forth in the Offer Notice, by delivering written notice of such election to the Transferring Member within 20 days after delivery of the Offer Notice. Any Offered Units not elected to be purchased by the end of such 20-day period shall be reoffered by the Transferring Member for the immediately following 10-day period to the Investor.
7.2.3    If the Company or the Investor elects to purchase all of the Offered Units from the Transferring Member pursuant to Section 7.2.2, such purchase shall be consummated as soon as practicable after the delivery of the election notice(s) to the Transferring Member, but in any event within 30 days after the Authorization Date (or such longer period as may be required to obtain any regulatory approvals). Notwithstanding any other provision hereof, in the event that the sale price, or any portion thereof, for the Offered Units is not payable in the form of cash at closing or cash payable on a deferred basis (such as pursuant to simple promissory notes issued by the prospective purchaser described in the Offer Notice), the Company or the Investor, as the case may be, shall be required to pay only such portion, if any, of the sale price described in the Offer Notice as consists of such cash consideration, and delivery of such consideration to the Transferring Member shall be payment in full for such Offered Units.
7.2.4    If the Company and the Investor do not elect to purchase all of the Offered Units from the Transferring Member, the Transferring Member shall have the right, within the 90 days following the Authorization Date, to Transfer such Offered Units to the Transferee(s) specified in the Offer Notice in the amounts specified in the Offer Notice at a price not less than the price per Unit specified in the Offer Notice and on other terms no more favorable to the Transferee(s) thereof than specified in the Offer Notice. Any Offered Units not so Transferred within such 90-day period shall be reoffered to the Company and the Investor pursuant to Section 7.2.2 prior to any subsequent Transfer. No Transferring Member shall take any action that is governed by the provisions of this Section 7.2 more than once in a 180-day period.
7.3    Further Restrictions. Any otherwise permitted Transfer to any Person shall be null and void if:
(a)    such Transfer may require the registration of such Transferred Unit pursuant to any applicable federal or state securities laws;
(b)    such Transfer may cause the Company to become a “publicly traded partnership,” as such term is defined in Code Sections 469(k)(2) or 7704(b);

(c)    such Transfer may subject the Company or its Affiliates to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974;
(d)    such Transfer may result in a violation of any applicable law;
(e)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Transferred Unit;
(f)    such Transfer is made by a Management Holder to his or her spouse (as a Permitted Transferee) pursuant to Section 7.1.1(a) and is not accompanied by the execution and delivery to the Board by the Permitted Transferee of a spousal consent in the form attached hereto as Exhibit C; or
(g)    the Company does not receive other written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Board (in its reasonable discretion);
provided, that none of the restrictions set forth in this Section 7.3 shall apply to any Transfer of Profit Units pursuant to a forfeiture, cancellation or repurchase provision of the Profit Unit Agreement.

7.4    Rights of Assignees. Until such time, if any, as the transferee in any permitted Transfer pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Section 7.6: (a) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Member that Transferred its Units would be entitled, and (b) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member, and shall remain liable for the satisfaction of all obligations contained herein as a Member, even if such transferring Member has Transferred its entire Economic Interest to one or more Assignees (subject to Section 7.5); but this sentence does not apply to a Transfer under Section 7.2 (which is deemed to be a Transfer to a Substitute Member). In the event any Assignee desires to make a further assignment of any Economic Interest, such Assignee shall be subject to all of the provisions of this Agreement relating to restrictions on Transfer to the same extent as any Member desiring to make such an assignment.
7.5    Admissions, Withdrawals and Removals. No Person shall be admitted to the Company as a Member except in accordance with Section 3.4 (in the case of Persons obtaining Units directly from the Company) or Section 7.6 (in the case of transferees of a permitted Transfer of Units from another Person). No Member shall be entitled to retire or withdraw from being a Member of the Company except (a) in accordance with Section 7.7, or (b) with the consent of the Board. No admission, withdrawal or removal of a Member shall cause the dissolution of the Company. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

7.6    Admission of Assignees as Substitute Members.
7.6.1    An Assignee shall become a Substitute Member only if and when each of the following conditions are satisfied:
(a)    The assignor of the Transferred Unit(s) sends written notice to the Board pursuant to the terms of Section 7.1.2;
(b)    The Board consents to the admission of such Assignee as a Substitute Member; and
(c)    The Board receives from the Assignee (i) such information concerning the Assignee’s financial capacity and investment experience as the Board may reasonably request, and (ii) written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substitute Member) that are in a form satisfactory to the Board (as determined in the Board’s reasonable discretion).
Notwithstanding the foregoing, upon the Transfer by Investor of all or any portion of its Units in accordance with Section 7.1.3, the transferee shall automatically become a Substitute Member without having to comply with this Section 7.6.1.
7.6.2    Upon the admission of any Substitute Member, the books and records of the Company shall be amended by the Board to reflect the name, address, Capital Contributions, Capital Account balance and Units of such Substitute Member and to eliminate or adjust, if necessary, the name, address, Capital Contributions, Capital Account balance and number of Units of the predecessor of such Substitute Member.
7.7    Withdrawal of Members. If a Member has transferred all of its Units to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.
7.8    Conversion of Membership Interest. Upon the Incapacity of a Member, such Incapacitated Member’s Units shall automatically be converted to an Economic Interest only, and such Incapacitated Member (or its executor, administrator, trustee, or receiver, as applicable) shall thereafter be deemed an Assignee for all purposes hereunder, with the same Economic Interest as was held by such Incapacitated Member prior to its Incapacity, but without any other rights of a Member unless the holder of such Economic Interest is admitted as a Substitute Member pursuant to Section 7.6 above.
7.9    Tag-Along Rights.
7.9.1    Except as otherwise provided in Section 7.9.2, if Investor and/or one or more of its Affiliates (collectively, “Investor Transferors”) desires to Transfer any Units held, collectively, by Investor and its Affiliates, then such Investor Transferors shall furnish to each of the Management Holders and holders of vested Profit Units a written notice (the “Tag-Along Demand”) of such proposed transfer (the “Proposed Transfer”).

7.9.2    Notwithstanding anything to the contrary in this Agreement, including this Section 7.9, neither the Investor nor its Affiliates shall be required to provide a Tag-Along Demand to any of the Management Holders, and the Management Holders shall have no Tag-Along Rights under this Section 7.9, if, as part of one or a series of related transactions, (a) such Transfer of Units by Investor or its Affiliates is to another Affiliate of Investor; (b) such Transfer is a Transfer of less than ten percent (10%) of the Common Units held, collectively, by the Members or (c) such Transfer is not a direct Transfer of any Units held by the Investor, but is a Transfer consummated along with a sale or other transfer of other assets of an Affiliate of Investor, in each case to a single transferee and/or its Affiliates.
7.9.3    If Investor and its Affiliates are required to deliver a Tag-Along Demand, such Tag-Along Demand shall include the material terms and conditions of the Proposed Transfer, specifying in reasonable detail the identity of the prospective Transferee(s), the number and class of Common Units to be Transferred and the terms and conditions of the Transfer.
7.9.4    Each Management Holder may elect to participate on the terms specified pursuant to Section 7.9.3 in the contemplated Transfer by delivering written notice (a “Tag-Along Notice”) to the Investor Transferors within 30 days after delivery of the Tag-Along Demand. Such participation (a “Tag-Along Right”) shall be based upon the Pro Rata Share represented by the Common Units requested to be included by each Management Holder relative to the Pro Rata Share of all Common Units held by the Members participating in such Transfer (including, directly or indirectly, by the Investor Transferors). If the Management Holders have not elected to participate in the contemplated Transfer by proper delivery of a Tag-Along Notice, then the Investor Transferors may Transfer the Common Units specified in the Tag-Along Demand on terms not materially more favorable (other than with respect to price and form of consideration, which shall be no more favorable) to the Transferee(s) thereof than specified in the Tag-Along Demand during the 90-day period immediately following the date of the delivery of the Tag-Along Demand. Any Investor Transferor’s Common Units not Transferred within such 90-day period shall be subject to the provisions of this Section 7.9 upon subsequent Transfer.
7.9.5    With respect to any Transfer subject to this Section 7.9, each Investor Transferor shall use its commercially reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Management Holders who have elected to participate in any contemplated Transfer. If the proposed Transferee(s) desire to purchase an aggregate amount of Units that is less than the aggregate amount of Units proposed to be Transferred pursuant to this Section 7.9 by the Investor Transferors and participating Management Holders, then the Investor may elect to (A) cancel such Transfer or (B) reduce the participation of the each Member in the Transfer, pro rata with respect to the proposed participations set forth in the Tag-Along Demand and Tag Along Notice(s), such that the aggregate amount of Units to be Transferred is equal to such lesser amount. Each Member Transferring Common Units pursuant to this Section 7.9 shall pay its pro rata portion of the expenses incurred by the Investor Transferors in connection with such Transfer (based on each such Member’s share of the aggregate proceeds paid with respect to its Common Units) and shall be obligated to join based on such pro rata share in any indemnification or other obligations that the Investor Transferors agree to provide in connection with such Transfer (other than any such representations or covenants that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member; provided, that the only representations a Member shall be required to make shall be as to due power and authority, non-contravention and ownership of Units, free and clear of all liens, the absence of litigation and no brokers in connection with such sale); provided, further, that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the Transferees with respect to an amount in excess of the net proceeds paid to such holder in connection with such Transfer; provided, further, that unless the Transferees permit a Member to give a guarantee, letter of credit or other mechanism (which shall be dealt with on an individual basis), any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Members (based on each such Member’s share of the aggregate proceeds paid with respect to its Common Units).
7.9.6    If a Management Holder delivers a Tag-Along Notice pursuant to this Section 7.9, and if, prior to closing of the Proposed Transfer, the terms of the Proposed Transfer shall change with the result that the price to be paid in such Proposed Transfer shall be less than the price set forth in the Tag-Along Demand or the other principal terms of such Proposed Transfer shall be materially less favorable in the aggregate to such Management Holder than those set forth in the Tag-Along Demand, the Tag-Along Demand shall be null and void, and it shall be necessary for a separate Tag-Along Demand to be furnished, and the terms and provisions of this Section 7.9 separately complied with, in order to consummate such Proposed Transfer pursuant to this Section 7.9.
7.9.7    The rights and obligations of any Member with respect to any Profit Units in connection with a Transfer by Investor Transferors pursuant to this Section 7.9 shall be governed by the applicable Profit Unit Agreement. Any Profit Units that are vested as of the date of the applicable Tag-Along Notice, may participate in such Tag-Along Demand pursuant to Section 7.9.4 on such terms as provided in Section 7.9.3, provided that the economic terms, such as price, shall be reasonably adjusted to take into account the differences in the economic rights of Profit Units based on the amounts that would be distributable in respect of such Profits Units relative to the other Units pursuant to Section 4.1.1, assuming the distribution of the aggregate equity value of all Units implied by the purchase price set forth in the Tag-Along Notice.
7.10    Approved Sale; Drag-Along Rights.
7.10.1    If the Board or the Investor approves a Sale of the Company (an “Approved Sale”), each Member shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (x) merger or consolidation, each Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) sale of Units, each Member shall agree to sell all of his, her or its Units and rights to acquire Units on the terms and conditions approved by the Board or the Investor. Each Member shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Board or the Investor.
7.10.2    The obligations of the Members with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) the consideration payable upon consummation of such Approved Sale to all Members shall be allocated among the Members as if distributed pursuant to Section 8.5; and (ii) subject to Section 7.10.4, upon the consummation of the Approved Sale, all of the Members shall receive (or shall have the option to receive) the same form of consideration and the same per Common Unit amount of consideration.
7.10.3    Notwithstanding anything to the contrary, the Members shall be severally obligated to join on a pro rata basis (based on the number of Units sold) in any indemnification obligation the Board or the Investor has agreed to in connection with such Approved Sale other than any such obligations that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of shares; provided, that the only representations a Member shall be required to make shall be as to due power and authority, non-contravention and ownership of Units, free and clear of all liens, the absence of litigation and no brokers in connection with such sale; provided, further, that no such holder shall be obligated in connection such Approved Sale to indemnify the prospective Transferee or its Affiliates with respect to an amount in excess of the net proceeds paid to such holder in connection with such Approved Sale; provided, further, that unless the prospective Transferee or its Affiliates permits a Member to give a guarantee, letter of credit or other mechanism, any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Members (based on the number of Units sold). Each Member shall enter into any indemnification or contribution agreement requested by the Board or Investor to ensure compliance with this Section 7.10.3 and the provisions of this Section 7.10.3 shall be deemed complied with if the requirement for several liability is addressed through such agreement, even if the purchase and sale agreement or merger agreement related to the Approved Sale provides for joint and several liability.
7.10.4    If the Company, the Board or the Investor enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the other Members shall, at the request of the Board or the Investor, appoint a “purchaser representative” (as such term is defined in Rule 501 promulgated under the Securities Act) designated by the Company. If any Member so appoints a purchaser representative, the Company shall pay the fees of such purchaser representative. However, if any Member declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative (reasonably acceptable to the Board or the Investor, as applicable), and such holder shall be responsible for the fees of the purchaser representative so appointed.
7.10.5    Each Member Transferring Units pursuant to this Section 7.10 shall be obligated to join based on such pro rata portion in any indemnification or other obligations that the Board or the Investor agrees to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to a covenant of a specific Member not relating generally to the Company or representations and warranties given by a Member regarding such Member’s title to and ownership of Units); provided, that no holder shall be obligated in connection with such Approved Sale to agree to indemnify or hold harmless the Transferees with respect to an amount in excess of the net proceeds paid to such holder in connection with such Approved Sale;

provided, further, that any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Members (based on the number of Units sold).
7.10.6    In no manner shall this Section 7.10 be construed to grant to any Member any dissenters rights or appraisal rights or give any Member any right to vote in any transaction structured as a merger or consolidation (it being understood that the Members have expressly waived rights under Section 18-210 of the Delaware Act and have granted to the Board or the Investor the sole right to approve or consent to a merger or consolidation of the Company without approval or consent of the Members).
7.10.7    The rights and obligations of any Member with respect to any Profit Units held by such Member in connection with an Approved Sale shall be governed by the applicable Profit Unit Agreement and such Member shall participate in an Approved Sale in accordance with the provisions of Section 7.10.
7.11    Public Offering; Sale of the Company.
7.11.1    If the Board approves a Public Offering, each Member shall vote for and consent to (to the extent it has any voting or consent right) and raise no objections against such Public Offering, and the Company, the Board and each Member shall take all reasonable actions in connection with the consummation of such Public Offering as requested by the Board (including entering into any lockup agreements, recapitalizing the Company into corporate form, whether by conversion to a subchapter C corporation, merger or consolidation into any entity controlled by Investor or one of its Affiliates, or otherwise) or taking actions necessary to effect the Public Offering using an “Up-REIT” or “Up-C structure”; provided, however, that no such Member shall be required to expend any funds.
7.11.2    In addition, in the event of a Sale of the Company or Public Offering with respect to the Company, the Board and each of the Members will work with the Investor Group to structure such Sale of the Company or Public Offering to maximize the after-tax return to the direct or indirect owners of the members of the Investor Group in connection therewith, but only to the extent that such structure is not materially detrimental to the Company or any other Member (it being understood that the sale of any equity interests in the members of the Investor Group owning Equity Securities of the Company and any restructuring of the Investor Group, including as set forth in Section 7.11.1, for purposes of consummating a Sale of the Company or Public Offering shall not be materially detrimental to the Company or any Member).
7.11.3    Public REIT.
(a)    In the event that the Public REIT consummates a Public Offering, the Members shall enter into such documents as deemed necessary or appropriate by, and in form and substance reasonably acceptable to the Investor, in connection with such Public Offering of the Public REIT that shall afford the Management Holders the right to require the Company to redeem their Common Units and/or Vested Profits Units from and after the consummation of such Public Offering (the “Redemption Right”). In connection with the exercise of the Redemption Right by the Management Holders, the Public REIT shall determine whether such Units shall be redeemed in exchange for either shares of common stock in the Public REIT or cash, in each case, in an amount equal to the conversion value of such Units (based on the relative distributions to which each of the then outstanding Units is entitled pursuant to Section 4.1.1), as the case may be, in relation to the REIT Shares following such Public Offering.
(b)    The parties will share the proceeds from a Sale of the Company or a Public Offering in the same way as if the proceeds had been received by the Company and distributed in accordance with this Agreement.
7.11.4    Tax Distribution.     If any Management Holder reasonably expects to recognize taxable income or gain in connection with the consummation of a Public Offering, other than from a sale of Units or an exchange or conversion of Units into shares of a corporation which is the issuer in the Public Offering, then, at the request of such Management Holder, but subject to the availability of funds of the Company, the Company shall, immediately prior to the occurrence of the event causing the recognition of taxable income or gain, distribute in redemption of a portion of such Management Holder’s Common Units an amount of cash to such Management Holder equal to the excess of (i) the amount of federal, state and local income tax imposed on such income or gain (calculated by using the highest maximum combined marginal federal, state and local income tax rates to which such Management Holder may be subject and taking into account the character of such taxable income and the deductibility of state income tax for federal income tax purposes) over (ii) the amount of any cash to be received by such Management Holder in connection with the consummation of such Public Offering.
7.11.5    Registration Rights.
(a)    Grant of Registration Rights. In the event that (i) the Company, or any Blocker of Investor consummates a Public Offering pursuant to Section 7.11.1 or Section 7.11.3 (the “Public REIT”) and (ii) shares in the Public REIT (the “REIT Shares”) are issued to holders of Units in connection with the exercise of the Redemption Right pursuant to Section 7.11.3, then such holders of REIT Shares (the “Eligible REIT Shareholders”) shall be granted the registration rights set forth in this Section 7.11.5, which registration rights are subject in all respects to the limitations contained in this Agreement.
(b)    S-3 Shelf Registration. In the event that the Public REIT becomes eligible to file a registration statement on Form S-3 for the registration of securities under the Securities Act, upon receipt of a written request from the Member Representative or a holder of equity of the Company reasonably expected to result in aggregate gross cash proceeds of at least $10 million, as determined based on current market price of the REIT Shares on the date of such written request, the Company shall, as promptly as practicable, but in any event no earlier than 21 days and no later than 45 days following receipt of such notice, file (or cause to be filed) file with the Securities and Exchange Commission (the “Commission”) a shelf registration statement under Rule 415 of the Securities Act (the “Registration Statement”), or any similar rule that may be adopted by the Commission, covering the REIT Shares held by the Eligible REIT Shareholders (including Eligible REIT Shareholders that were not part of such written request) and permitting sales in any manner not involving an underwritten public offering. The Company shall only be obligated to file (or cause to be filed) a Registration

Statement if the sale of the REIT Shares requested to be registered is reasonably expected to result in aggregate gross cash proceeds to the Eligible REIT Shareholders of at least $10 million, as determined on the date of the written request for such registration.
            In connection with the filing of such Registration Statement, the Company will:
(i)    use commercially reasonable efforts to have such Registration Statement declared effective;
(ii)    register or qualify (or cause to be registered or qualified) the REIT Shares covered by the Registration Statement under the securities or blue sky laws of such jurisdictions within the United States as required by law, and do such other reasonable acts and things as may be required of it to enable such holders to consummate the sale or other disposition of the REIT Shares in such jurisdictions; provided, however, that neither the Company nor the Public REIT shall be required to (A) qualify as a foreign corporation or qualify generally to do business in any jurisdiction where it is not then so qualified, (B) take any action which would subject it to taxation or general or unlimited service or process in any jurisdictions where it is not then so subject or (C) qualify as a dealer in securities; and
(iii)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission in connection with the Registration Statement.
              The Company further agrees to supplement or make amendments to (or caused to be supplemented to amended) the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form utilized by the Company or by the Securities Act or the rules and regulations thereunder for the Registration Statement.
             Notwithstanding anything to the contrary herein, in connection with and as a condition to the Company’s obligations with respect to the filing of the Registration Statement pursuant to this Section 7.11.5, each Eligible REIT Shareholder agrees with the Company that:
             (w)     it will provide in a timely manner to the Company such information with respect to the holder of REIT Shares as reasonably required to complete the Registration Statement or as otherwise required to comply with applicable securities laws and regulations;
            (x)     following receipt by the Eligible REIT Shareholder of written notice from the Company that it intends to file a Registration Statement covering the REIT Shares under this Section, it will not offer or sell its REIT Shares until (A) such REIT Shares have been included in the Registration Statement and (B) it has received written notice that the Registration Statement covering such REIT Shares, or any post-effective amendment thereto, has been declared effective by the Commission, such written notice to have been satisfied by the posting by the Commission on www.sec.gov of a notice of effectiveness;
              (y)     if the Company determines in its good faith judgment after consultation with counsel, that the use of the Registration Statement, including any pre- or post-

effective amendment thereto, or the use of any prospectus contained in such Registration Statement would (A) require the disclosure of material non-public information that would reasonably be expected not to be in the best interests of the Company or the Public REIT or (B) interfere with the Company or the Public REIT’s ability to consummate a material financing, acquisition, merger, joint venture, reorganization, disposition or other transaction, then upon written notice of such determination by the Company (which notice shall be deemed sufficient if given through the issuance of a press release or filing with the Commission and, if such written notice is not publicly distributed, the holder of REIT Shares agrees to keep the subject information confidential and acknowledges that such information may constitute material non-public information subject to the applicable restrictions under securities laws), the rights of each Eligible REIT Shareholder to offer, sell or distribute its REIT Shares pursuant to such Registration Statement or prospectus or to require the Company to take action with respect to the registration or sale of any REIT Shares pursuant to a Registration Statement (including any action contemplated by this Section 7.11.5) will be suspended until the date upon which the Company notifies such Eligible REIT Shareholder in writing (which notice shall be deemed sufficient if given through the issuance of a press release or filing with the Commission and, if such notice is not publicly distributed, the holder of REIT Shares agrees to keep the subject information confidential and acknowledges that such information may constitute material non-public information subject to the applicable restrictions under securities laws) that suspension of such rights for the grounds set forth in this paragraph is no longer necessary; provided, however, that the Company may not suspend such rights for an aggregate period of more than 180 days in any 12-month period; and
            (z)     in the case of the registration of any underwritten equity offering proposed by the Public REIT (other than any registration on Form S-8, or a successor or substantially similar form, of an employee stock option, stock purchase or compensation plan or of securities issued or issuable pursuant to any such plan), each Eligible REIT Shareholder will agree, if (i) requested in writing by the managing underwriter or underwriters administering such offering, and (ii) all directors and executive officers agree to the following restrictions, not to effect any offer, sale or distribution of any REIT Shares or REIT Shares (or any option or right to acquire REIT Shares), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another Person any of the economic consequences of owning REIT Shares or to exercise its rights under this Section 7.11.5 during the period commencing on the tenth day prior to the expected effective date (which date shall be stated in such notice) of the registration statement covering such underwritten equity offering or, if such offering shall be a “take-down” from an effective shelf registration statement, the tenth day prior to the expected commencement date (which date shall be stated in such notice) of such offering, and ending on the date specified by such managing underwriter in such written request to the holder of REIT Shares; provided, however, that such period shall not be longer than the greater of (A) ninety (90) days and (B) the period of time for which any senior executive of the Company is required so to agree in connection with such offering. Nothing in this paragraph shall be read to limit the ability of any Eligible REIT Shareholder to redeem its Common Units in accordance with the terms of this Agreement. The Company and the Public REIT shall be responsible for negotiating all “lock-up” agreements with the underwriters, which agreements shall be on customary terms and each of the Eligible REIT Shareholders shall be subject to substantially similar terms.

(c)    Registration Not Required. Notwithstanding anything herein to the contrary, the Eligible REIT Shareholders shall not have any registration rights provided for in this Section 7.11.5 (and shall not be considered Eligible REIT Shareholders hereunder) and the Company, the Public REIT and their respective Affiliates shall not be required to file or maintain the effectiveness of a registration statement relating to REIT Shares, in each case, upon the earliest to occur of the following: (i) the REIT Shares held by the Eligible REIT Shareholders can be sold (A) pursuant to Rule 144 of the Securities Act, or any successor rule thereto (“Rule 144”) without limitation as to amount or manner of sale, or (B) pursuant to Rule 144 in one transaction in accordance with the volume limitations contained in Rule 144(e) under the Securities Act, (ii) such REIT Shares have ceased to be outstanding, and (iii) such REIT Shares have been sold in a private transaction in which the registration rights of the Eligible REIT Shareholders under this Section 7.11.5 are not assigned to the Transferee of such REIT Shares.
(d)    Allocation of Expenses. The Company shall pay (or shall cause to be paid) all expenses in connection with the Registration Statement, including (i) all expenses incident to filing with the Financial Industry Regulatory Authority, Inc., (ii) registration fees, (iii) printing expenses, (iv) fees and expenses of counsel and accountants retained by the Company except to the extent holders of REIT Shares elect to engage accountants or attorneys in addition to the accountants and attorneys engaged by the Company, which fees and expenses for such accountants or attorneys shall be for the account of the holders of the REIT Shares, (v) accounting expenses incident to or required by any such registration or qualification and (vi) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however, the Company shall not be liable for, or pay (A) any discounts or commissions to any underwriter, placement agent or broker attributable to the sale of REIT Shares, (B) fees and expenses of accountants and attorneys of the Eligible REIT Shareholders or (C) any fees and expenses incurred by holders of REIT Shares in connection with such registration that, according to the written instructions of any regulatory authority, the Company is not permitted to pay.
(e)    Piggyback Rights. If the Public REIT proposes to file a registration statement under the Securities Act with respect to a secondary offering of REIT Shares held by any Person (including but not limited to the Investor) (other than in connection with a merger, acquisition, corporate reorganization, exchange offers, dividend reinvestment plan, rights offering, stock option plan or other employee benefit plan), then the Company shall deliver written notice of such filing to the Eligible REIT Shareholders no later than five (5) Business Days after the filing date (the “Piggyback Notice”). The Piggyback Notice shall offer the Eligible REIT Shareholders the opportunity to include in such registration statement the number of REIT Shares as such Eligible REIT Shareholder may request. Subject to the other provisions of this Section 7.11.5(e), the Company shall include (or cause to be included) in each such registration all REIT Shares with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the Piggyback Notice has been given to the applicable Eligible REIT Shareholder (the “Piggyback Response”). The Public REIT shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit Eligible REIT Shareholders who have submitted a Piggyback Response in connection with such offering to include in such offering all

REIT Shares included in each Eligible REIT Shareholder’s Piggyback Response on the same terms and conditions as any other REIT Shares included in such offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering have informed the Public REIT in writing that it is their good faith opinion that the total amount of securities that such holders and any other Persons having rights to participate in such registration, intend to include in such offering exceeds the number that can be sold in such offering without adversely affecting the success of such offering, then there shall be included in such offering the number or dollar amount of such REIT Shares that in the good faith opinion of such managing underwriter or underwriters can be sold without adversely affecting such offering, and such number of securities shall be allocated pro rata based on the relative percentage ownership of the Public REIT.
(f)    Indemnification. The Public REIT shall, to the fullest extent permitted by applicable law, indemnify each Eligible REIT Shareholder and each Person who controls any such Eligible REIT Shareholder within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement of a material fact contained in the Registration Statement, preliminary prospectus, prospectus or free writing prospectus as defined in Rule 405 under the Securities Act (as amended or supplemented if the Public REIT shall have furnished any amendments or supplements thereto) or caused by any omission or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement, alleged untrue statement, omission, or alleged omission based upon information furnished to the Public REIT by the holder of REIT Shares or the holder for use therein (“Losses”); provided, that the Public REIT shall not be liable in any such case to the extent that any such Losses arise out of or are based on any untrue statement or omission contained in any information furnished in writing expressly for use in any such Registration Statement, prospectuses, preliminary prospectus or free writing prospectuses by an Eligible REIT Shareholder. Each Eligible REIT Shareholder and each Person who controls any such Eligible REIT Shareholder shall indemnify the Public REIT and each other Eligible REIT Shareholder and each officer, director and controlling person of the Public REIT and each other Eligible REIT Shareholder for all such Losses caused by any untrue, or alleged untrue, statement or any omission, or alleged omission, based upon information furnished in writing to the Public REIT by the such Eligible REIT Shareholder expressly for use therein. Promptly upon receipt by a party indemnified under this Section 7.11.5(f) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 7.11.5(f), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure to so notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.11.5(f) unless such failure shall materially adversely affect the defense of such action. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party (in which case the indemnified party shall have the right to separate counsel and the indemnifying party shall pay the reasonable fees and expenses of such separate counsel; provided, that the indemnifying party shall not be liable for more than one separate counsel for all indemnified parties (together with local counsel) with respect to such claim). No indemnifying party, in the defense of any pending or threatened claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement (i) unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (ii) that includes any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (iii) that involves the imposition of equitable remedies or any obligations on the indemnified party or materially adversely affects such indemnified party other than as a result of financial obligations for which such indemnified party would be entitled to indemnification hereunder. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
(g)    Contribution. If for any reason the indemnification provisions set forth in Section 7.11.5(f) hereof are either unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to therein, then the party that would otherwise be required to provide indemnification or the indemnifying party (in either case, for purposes of this Section 7.11.5(g), the “Indemnifying Party”) in respect of such Losses, shall contribute, on a several basis, to the amount paid or payable by the party that would otherwise be entitled to indemnification or the indemnified party (in either case, for purposes of this Section 7.11.5(g), the “Indemnified Party”) as a result of such Losses, (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, from the sale of the REIT Shares covered by any registration statement, or (ii) if the allocation provided in the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any documented legal or other fees or expenses reasonably incurred by such party. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.11.5(g) were determined by pro rata allocation (even if the holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations described in this Section 7.11.5(g). No Person determined to have committed a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The contribution provided for in this Section 7.11.5(g) shall survive the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.
7.12    Repurchases of Units.
7.12.1    In the event (a) in the case of a Management Holder, such Management Holder ceases (i) to be an Officer or (ii) to be employed by any of the EIK Manager or its Subsidiaries for any reason or (b) in the case of a Management Holder or the EIK Manager, the Management Agreement is terminated for any reason, such Member’s Common Units and Profits Units (whether held by such Member or one or more of such Member’s respective Transferees) shall be subject to repurchase first by the Investor Group and second by the Company pursuant to the terms and conditions set forth in this Section 7.12 (the “Repurchase Option”)).
7.12.2    The purchase price for all such Common Units and Profits Units shall be equal to the Fair Market Value thereof on the date of such determination. Notwithstanding the foregoing, (i) in the event that the Management Holder ceases to be an Officer or employed by the EIK Manager or its Subsidiaries within twelve (12) months after the Issue Date as a result of either (A) resignation by such Management Holder other than for Good Reason or (B) termination for Cause, the purchase price for all such Common Units shall be the lower of the Fair Market Value thereof and the Original Cost therefor and (ii) in the event that the Management Holder ceases to be an Officer or employed by the EIK Manager or its Subsidiaries for Cause following the twelve (12) months after the Issue Date, the purchase price for all such Common Units shall be the Fair Market Value thereof. Notwithstanding anything to the contrary in the Warrant Agreements, the Company and each Member agree that if the Management Holder ceases to be an Officer or employed by the EIK Manager or its Subsidiaries within twelve (12) months after the Effective Date as a result of either (A) resignation by such Management Holder under circumstances where the Management Holder resigned without Good Reason or (B) was terminated for Cause by the Company and, in either case, the Company elects to exercise its Repurchase Option with respect to any Warrants, the applicable Management Holder will be entitled to receive the lower of (a) the Fair Market Value of his or her Warrant (based on the Common Units issuable thereunder, assuming cashless exercise of the Warrants pursuant to the terms thereof) or (b) the excess (if any) of the aggregate Original Cost for the Common Units issuable thereunder over the aggregate exercise price for such Common Units.
7.12.3    As soon as practicable after the Termination Date, but in any event within 30 days after the Termination Date, the Company shall give written notice (the “Investor Option Notice”) to the Investor setting forth the number of such Common Units and Profits Units subject to repurchase (the “Available Securities”) and the purchase price for the Available Securities. The members of the Investor Group shall have the right (but not the obligation) to exercise the Repurchase Option for all or a portion of the Available Securities by delivering written notice to the Company within 20 days after the Investor Option Notice has been given by the Company. As soon as practicable, and in any event within five days after the expiration of the later of the initial 20-day offer period set forth above, the Company shall notify the Management Holder or EIK Manager as to the number of Common Units or Profits Units, as case may be, being purchased from such Management Holder or EIK Manager by the Investor Group, the aggregate consideration to be paid for such Common Units or Profits Units and the time and place for the closing of the repurchase, and shall expressly instruct the Member that if no notice of disagreement with respect to the determination of Fair Market Value is delivered to the Board within thirty (30) days in according with Section 9.3 the determination of the consideration for such Common Units or Profits Units shall be final and binding on such Member (the “MH Investor Repurchase Notice”).
7.12.4    If for any reason the Investor Group does not elect to purchase all of the Units offered pursuant to the Repurchase Option, the Company shall have the right (but not the obligation) to exercise the Repurchase Option for all or a portion of the Units the Investor Group have not elected to purchase (the “Other Available Securities”) by delivering written notice (the “Company Repurchase Notice”) to the Management Holder within 60 days after the Company has determined that there will be Other Available Securities. The Company Repurchase Notice shall set forth the number of Common Units and Profits Units to be purchased from such Member, the aggregate consideration to be paid for such Units and the time and place for the closing of the repurchase, and shall expressly instruct such Member that if no notice of disagreement with respect to the determination of Fair Market Value is delivered to the Board within thirty (30) days in according with Section 9.3 the determination of the consideration for such Common Units and Profits Units shall be final and binding on such Management Holder.
7.12.5    The closing of the repurchase of the Units pursuant to the Repurchase Option shall take place on the date designated by the Company Repurchase Notice or the MH Investor Repurchase Notice, as applicable, which date shall be as soon as reasonably practicable after determination of the Fair Market Value of the Units subject to repurchase. Subject to Section 7.12.7, the Company and/or the Investor Group shall pay for the Units to be purchased pursuant to the Repurchase Option by delivery of a cashier’s or certified check or wire transfer of funds. At the closing, the Transferor of such Units being purchased shall deliver the certificate or certificates representing such Units (if such Units are certificated) to the purchaser or purchasers of such Units, accompanied by duly executed assignments. In addition, the purchasers of such Units hereunder shall be entitled to (x) receive customary representations and warranties from the sellers regarding such sale of securities (including representations and warranties regarding good title to such securities, free and clear of any liens or encumbrances, the Transferor’s authorization and/or capacity to sell such securities and that the agreement containing such representations and warranties is a valid and binding agreement, enforceable against such Transferor in accordance with its terms, without violation of any agreement, contract or other provision to which such Transferor is party) and (y) require that signatures be guaranteed by a national bank or reputable securities broker.
7.12.6    Upon delivery of the Company Repurchase Notice or the MH Investor Repurchase Notice, as applicable, then from and after such time, the holder of such

Units from whom such securities are to be purchased shall cease to have any rights as a holder of such securities (other than the right to receive payment of such consideration in accordance with this Section 7.12), and such securities shall be deemed purchased in accordance with the applicable provisions hereof and the Company or the Investor Group, as the case may be, shall be deemed the owner(s) (of record and beneficially) and holder(s) of such securities, whether or not any certificate representing such Units has been delivered as required by this Agreement.
7.12.7    Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Common Units or Profits Units, as the case may be from Members by the Company shall be subject to applicable restrictions contained in the Act and in the Company’s and its Subsidiaries’ debt and equity financing agreements (including any restricted payment covenant prohibiting direct or indirect distributions to the Company in order to effectuate such repurchase) (each such restriction, a “Restrictive Covenant”). If any such Restrictive Covenant prohibits the repurchase of Units of Members hereunder which the Company is otherwise entitled to make, the time periods provided in this Section 7.12 with respect to the repurchase shall be suspended, and the Company may make such repurchases as soon as it is permitted to do so under such Restrictive Covenants; provided, that the time periods set forth in this Section 7.12 shall resume and be in full force and effect from and after the date on which the Company is first able to effect such repurchases in compliance with the Restricted Covenants. In addition, if any such Restrictive Covenant prohibits the repurchase from a Member of Units hereunder with a cashier’s or certified check or wire transfer of funds, or if the Company otherwise does not have sufficient available cash, then the Company may make such repurchase of Units with a subordinated promissory note, payable on the first day on which the Company is able to make cash payments in compliance with the Restrictive Covenants and/or has sufficient cash or other liquid assets to make such repurchase, as applicable, bearing interest (payable at maturity) at a simple rate per annum equal to the Base Rate (a “Subordinated Note”). Any Subordinated Note issued by the Company pursuant to this Section 7.12 shall be subject to any Restrictive Covenants and any subordination provisions required by the Company’s lenders and may be prepaid at the election of the Company to the extent permitted by the Company’s loan agreements and related documents with the Company and its subsidiaries’ senior and subordinated lenders.
7.12.8    The Repurchase Option set forth in this Section 7.12 shall continue with respect to each Unit originally issued to a Member following any Transfer thereof (other than (x) a Transfer to the Investor and/or the Company pursuant to the repurchase provisions set forth in this Section 7.12, (y) a Transfer pursuant to the first refusal rights set forth in Section 7.2 or (z) a Transfer effected after the tenth anniversary of the Issue Date pursuant to Section 7.1); provided, that such Repurchase Option shall terminate effective immediately upon the consummation of a Public Offering with respect to the Company.
7.12.9    Any election by the Board or by the Company to purchase Units pursuant to this Section 7.12 shall be revocable by such Person (with respect to all or any portion of the Common Units or Profits Units elected to be purchased) at any time prior to the closing of such purchase, without any liability whatsoever to such Person in respect of the rights and obligations in this Section 7.12.

7.13    Put Option.
7.13.1    Definitions.
(a)    “Option Period” means, as applicable, (i) for purposes of Section 7.13.2(a), the one hundred eighty (180) day period commencing on the six (6) year anniversary of the Effective Date, (ii) for purposes of Section 7.13.2(b), the one hundred eighty (180) day period commencing on (x) the eight (8) year anniversary of the Effective Date or (y) each successive anniversary of the Effective Date following the eight (8) year anniversary thereof and (iii) for purposes of Sections 7.13.2(c) and 7.13.2(d), any time during the two (2) year period after the date of termination of employment or of the Management Agreement, as applicable.
(b)    “Put Buyer” means the Company, or, at the election of the Investor, the Investor (or its designee) as an assignee of the Company.
(c)    “Put Option” means the right, subject to the provisions of this Section 7.13, of any Put Holder to cause the Put Buyer to purchase Put Units held by such Put Holder.
(d)    “Put Units” means (i) in the case of EIK Manager, the Profits Units held by EIK Manager that are vested as of the applicable Exercise Date and (ii) in the case of the Management Holders, the Common Units held by such Management Holder as of the Effective Date.
7.13.2    Exercise of Put Options. Either the EIK Manager or a Management Holder (collectively, the “Put Holders”) may exercise a Put Option in accordance with this Section 7.13 upon the occurrence of any of the following:
(a)    On the six (6) year anniversary of the Effective Date, and prior to the end of the applicable Option Period, with respect to not more than fifty percent (50%) of the Units held by such Put Holder on the Effective Date;
(b)    On the eight (8) year anniversary of the Effective Date and each successive anniversary thereof, and prior to the end of each applicable Option Period, with respect all or any portion of the Units held by such Put Holder;
(c)    In the case of Key Management Members only, and prior to the end of the applicable Option Period, following termination of such Key Management Member’s employment with the Company and its Subsidiaries without Cause or for Good Reason;
(d)    In the case of Key Management Members only, and prior to the end of the applicable Option Period, following termination of the Management Agreement under circumstances which does not constitute Cause with respect to such Key Management Member.

Each exercise of a Put Option shall be effected by delivery by the exercising Put Holder to the Investor during the Option Period, with a copy to the Board, of a written notice (the “Put Notice”) to such effect setting forth the amount and class of Units to be sold to the Put Buyer pursuant to such exercise.
7.13.3    Determination of Put Price. Notwithstanding anything in this Agreement to the contrary, the price (the “Put Price”) of each of the Units to be sold to the Put Buyer pursuant to the exercise of a Put Option during an applicable Option Period shall be the Fair Market Value of such Units determined solely pursuant to Section 9.1 (and Section 9.3 shall not apply) unless, during such Option Period, the Put Holders exercise, in the aggregate, Put Options with respect to at least 25% of the Put Units held by all Put Holders as of the Effective Date, in which case the Put Price shall be the Fair Market Value of such Units and the provisions of Section 9.3.2 shall apply, mutatis mutandis, to the determination of such Fair Market Value in the event a Put Holder in good faith disagrees with the Board’s determination of such Fair Market Value.
7.13.4    Closing; Termination of Put Options. The exercise of a Put Option shall be consummated on a date determined by the Company, which date shall be within one hundred thirty five (135) days after the delivery of the applicable Put Notice (the date of such consummation, the “Put Closing Date” and such consummation, the “Put Closing”) pursuant to the terms of Section 7.13.3; provided, that in the event the Investor causes the Company to commence a good faith process to effect a Public Offering or a Sale of the Company prior to the Put Closing Date and has given written notice of such good faith commencement to the Put Holders who have exercised their Put Options, then the Put Closing shall be delayed until the one hundred thirty five (135) day period after the delivery of the applicable Put Notice, subject to the other provisions of this Section 7.13.4. In the event that such Public Offering is consummated within such one hundred thirty five (135) day period, then all Put Options shall terminate immediately and without further action by the parties hereto. In the event that such Public Offering is not consummated within such one hundred thirty five (135) day period, then the Put Closing shall occur on a date determined by the Company, which date shall be within 20 Business Days following the end of such one hundred thirty five (135) day period. In the event that the Investor or the Company enters into a definitive agreement with respect to a Sale of the Company within such one hundred thirty five (135) day period, then the Put Closing Date shall be delayed until the date that is six (6) months (or such longer period as required to obtain regulatory or third party approvals) following the entry into such definitive agreement, subject to the other provisions of this Section 7.13.4. In the event that such Sale of the Company is consummated within such additional six (6)-month (or longer) period , then all Put Options shall terminate immediately and without further action by the parties hereto. In the event that such Sale of the Company is not consummated within such additional six (6)-month period (or longer) or such definitive agreement is terminated in accordance with its terms, then the Put Closing shall occur on a date determined by the Company, which date shall be within 20 Business Days following the earlier of the end of such additional six (6)-month (or longer) period or the termination of such definitive agreement in accordance with its terms, as applicable. On the Put Closing Date (i) each Put Holder exercising a Put Option shall sell to the Put Buyer and the Put Buyer shall purchase from such Put Holder the Units set forth in the applicable Put Notice free and clear of all liens, and (ii) the Put Buyer shall pay to such Put Holder the aggregate Put Price for such Units by wire transfer of immediately available funds to the accounts or accounts designated by such Put Holder.
7.13.5    Forfeiture. Notwithstanding anything to the contrary in this Agreement, in the event that (a) in the case of a Management Holder, such Management Holder is terminated as an officer or employee of the Company or the EIK Manager for Cause or resigns without Good Reason, or (b) in the case of a Management Holder or the EIK Manager, the Management Agreement is terminated as a result of a material breach which is specifically and directly caused or expressly directed to be caused by such Management Holder (or, in the case of the EIK Manager, any Key Management Holder) and which, if curable, is not cured by the EIK Manager within 30 days after receipt of written notice from the Company; provided however that if, within such 30-day period, the EIK Manager has commenced and made diligent efforts in good faith to cure or remedy the circumstances so identified, the time to cure shall be extended for an additional thirty (30) days, such Put Holder shall forfeit all rights under this Agreement to exercise Put Options. All Put Options of any Put Holder shall terminate immediately and without further action by any of the parties hereto upon the earlier of the consummation of (i) a Public Offering or (ii) a Sale of the Company if the equity of such Put Holder is purchased in accordance with the terms of this Agreement.
ARTICLE 8

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY
8.1    Limitations. The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.
8.2    Exclusive Causes. Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:
(a)    The written agreement of the Board or all Members;
(b)    The Transfer of all or substantially all of the Company Assets and the receipt of all consideration therefor, except that if non-monetary consideration is received upon such disposition the Company shall not be dissolved pursuant to this clause until such consideration is converted into money or money equivalent;
(c)    Judicial dissolution; or
(d)    At any time that there are no Members, unless the business of the Company is continued in accordance with the Act.
To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.
8.3    Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 8.5 of this Agreement and the Certificate has been cancelled by the filing of a certificate of cancellation with the office of the Delaware Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.
8.4    No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contributions thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member, except to a lending Member pursuant to Section 3.7. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
8.5    Liquidation.
8.5.1    Upon dissolution of the Company, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Board (or such other Person as the Board may determine) shall act as the “Liquidator” of the Company. A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses attendant upon such a winding up. In the event the Liquidator reasonably believes that it is prudent to do so, cash or other assets held in reserve may be placed in a liquidating trust or other escrow immediately prior to the termination of the Company in order to ensure that any and all obligations of the Company are satisfied. After allocating (pursuant to Article 5 of this Agreement) all income, gain, loss, deductions and credit resulting the liquidation of the Company Assets, the Liquidator shall apply and distribute the cash proceeds thereof as follows:
(a)    First, to the payment of (i) the debts and liabilities of the Company (including any outstanding amounts due under any Credit Arrangements encumbering the Company Assets (or any part thereof) and, to the extent permitted by law, to Members who are creditors) and (ii) the expenses of liquidation; then
(b)    Second, to the establishment of any Reserves which the Liquidator shall determine in its commercially reasonable judgment to be reasonably necessary for contingent, unliquidated or unforeseen Liabilities or obligations of the Company or its Subsidiaries or the Members arising out of or in connection with the Company or its Subsidiaries. Such Reserves may, in the commercially reasonable discretion of the Liquidator, be paid over to a national bank or national trust company selected by the Liquidator and authorized to conduct business as an escrowee to be held by such bank or trust company as escrowee for the purposes of disbursing such Reserves to satisfy the Liabilities and obligations described above, and at the expiration of such period distributing any remaining balance as provided hereinafter in this Section 8.5.1; then

(c)    Third, to the Members in accordance with Section 4.1.
8.5.2    Notwithstanding Section 8.5.1, in the event that the Liquidator determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy, including the provision of reasonable Reserves for, the Company’s debts and obligations, or distribute the Company Assets to the Members in kind in a manner otherwise in accordance with the distribution procedure of Section 8.5.1.
ARTICLE 9

VALUATION
9.1    Valuation of Units. The “Fair Market Value” of each Unit means the fair value of such Unit determined in good faith by the Board based on the portion of the Total Equity Value to which each Unit would be entitled upon a liquidation of the Company pursuant to Section 8.5, but assuming an all-cash sale without any adjustment on account of any lack of liquidity, minority discount, lack of control and/or restriction on transferability of any securities or any other comparable valuation discounts.
9.2    Valuation of Other Assets and Securities. The “Fair Market Value” of all other non-cash assets or of any other securities issued by the Company shall mean the fair value for such assets or securities as between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation as determined by the Board in its sole discretion, taking into account all relevant factors determinative of value.
9.3    Valuation Methodology.
9.3.1    Company Securities; Other Assets and Securities. In the event that the Member Representative, acting on behalf of the non-Investor Members (the “Disagreeing Members”), in good faith disagrees with the Board’s determination of Fair Market Value pursuant to Sections 9.1 and 9.2 (excluding, in any case, any such determination in connection with a determination of Fair Market Value of Common Units of Management Holders pursuant to Section 7.12 in connection with an exercise of the Repurchase Option), the Member Representative shall deliver written notice to the Board of such disagreement within 30 days after such determination; which notice shall provide the basis of such determination, including all material metrics used therein. In the event the Member Representative does not deliver a disagreement notice within such 30-day period, such determination shall be final and binding on all Members. In the event the Member Representative delivers a disagreement notice within such 30-day period, the Board and the Member Representative will negotiate in good faith to agree on such Fair Market Value during the 20-day period following the Board’s receipt of the disagreement notice. If such agreement is not reached within 20 days after the Board’s receipt of the disagreement notice, Fair Market Value shall be determined by an independent and unaffiliated appraisal firm with a national reputation and specific experience in analyzing and making determinations concerning matters in the Business and in valuing entities like the

Company jointly selected by the Board and the Member Representative (and, if the Board and the Member Representative cannot agree within five business days, each shall select an appraiser, who then shall jointly select a third appraiser similarly qualified to serve as the appraiser), which appraiser shall be instructed to submit to the Board and the Member Representative a written report within 30 days of its engagement setting forth such determination, and such determination shall be final and binding upon all parties. The costs and expenses of such appraisal shall be borne by the Company; provided, that if the appraiser finally determines that the Fair Market Value is at least 90% of the Fair Market Value determined by the Board, the Disagreeing Members shall bear all reasonable costs and expenses incurred in connection with such appraisal. Any agreement or action taken by the Disagreeing Members holding a majority of the Common Units held by all Disagreeing Members under this Section 9.3 shall be binding upon all Disagreeing Members.
9.3.2    Management Equity. In the event that a Management Holder ceases to be employed by the EIK Manager other than for Cause, and such Management Holder in good faith disagrees with the Board’s determination of Fair Market Value of the Common Units held by such Management Holder being repurchased pursuant to the Repurchase Option, such Management Holder (the “Disagreeing Holder”) shall deliver written notice to the Board of such disagreement within 30 days after written notice of such determination. In the event such Disagreeing Holder does not deliver a disagreement notice within such 30-day period, such determination shall be final and binding on such Disagreeing Holder. In the event such Disagreeing Holder delivers a disagreement notice within such 30-day period, the Board and the Disagreeing Holder will negotiate in good faith to agree on such Fair Market Value during the 20-day period following the Board’s receipt of the disagreement notice, and any such agreement shall be final and binding on the Disagreeing Holder. If such agreement is not reached within 20 days after the Board’s receipt of the disagreement notice, Fair Market Value shall be determined by an independent and unaffiliated appraiser with experience in analyzing and making determinations concerning matters in the Business and in valuing entities like the Company jointly selected by the Board and the Disagreeing Holder (and, if the Board and the Disagreeing Holder cannot agree within five business days, each shall select an appraiser, who then shall jointly select a third appraiser similarly qualified to serve as the appraiser), which appraiser shall be instructed to submit to the Board and the Disagreeing Holder a written report within 30 days of its engagement setting forth such determination, and such determination shall be final and binding upon all parties. The costs and expenses of such appraisal shall be borne by the Company; provided, that if the appraiser finally determines that the Fair Market Value is at least 90% of the Fair Market Value determined by the Board, such Disagreeing Holder shall bear all reasonable costs and expenses incurred in connection with such appraisal.
ARTICLE 10

MISCELLANEOUS
10.1    Amendments.
10.1.1    Each Additional Member and Substitute Member shall become a signatory hereto by signing a counterpart signature page to this Agreement, and such other instruments, in such manner, as the Board shall determine. By so signing, each Additional

Member and Substitute Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.
10.1.2    In addition to amendments specifically authorized herein, amendments may be made to this Agreement from time to time by the Investor, without the consent of any other Member; provided, that, except as set forth in Section 10.1.3, if any such amendment, modification, or waiver would adversely affect in any material respect the Units held by the Management Holders or the EIK Manager relative to the Units held by Investor (recognizing any rights, preferences or privileges granted by this Agreement to Investor with respect to its Units), such amendment, modification, or waiver shall require the written consent of the holders of a majority of the Units so adversely affected.
10.1.3    Notwithstanding the foregoing, without the approval of any Member, the Board may amend this Agreement from time to time (i) to create and/or issue any class or series of Units and fix for each such class or series such voting powers, distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in such amendment; (ii) to reflect the issuance, redemption, repurchase or forfeiture of Profit Units in connection with the applicable Profit Unit Agreements; (iii) to implement the admission of Substitute Members or Additional Members; (iv) to satisfy any Law or regulatory requirement; (v) to change the name of the Company; (vi) to implement the provisions set forth in Section 7.11; and (vii) to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained in this Agreement; provided, that such amendment does not adversely affect in any material respect any Member without similarly and proportionately adversely affecting all Members similarly situated, unless such Member has voted in favor thereof. For purposes of the proviso in the immediately preceding sentence, if there is only one Member which would be adversely affected in any material respect by the proposed amendment and that Member is not similarly situated to other Members with respect to the proposed amendment, then the proposed amendment may not be made unless such Member has voted in favor thereof.
10.1.4    In making any amendments, there shall be prepared and filed by, or for, the Board such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Company.
10.2    Member Representations and Warranties; Indemnification.
10.2.1    Representations and Warranties. Each Member (solely on behalf of itself and not with respect to the other Member) hereby represents, warrants, covenants and acknowledges as follows to the Company and the other Members:
(a)    Such Member is duly incorporated, organized or formed (in the event such Member is not a corporation), validly existing and in good standing under the laws of its state of incorporation, organization or formation (as the case may be, to the extent such Member is not a natural Person). Such Member has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

(b)    Such Member has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder in accordance with the terms and provisions hereof.
(c)    All acts and other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.
(d)    This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as enforceability may be affected by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by applicable laws, including federal or state securities laws.
(e)    The execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby will not constitute a material breach of any term or provision of, or a material default under (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Member or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) its certificate or articles of incorporation or bylaws or other governing documents; (iii) any material applicable law; or (iv) any material order, writ, judgment or decree having applicability to it.
(f)    Such Member has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated to occur on the Effective Date from all Persons having approval or consent rights, and has made all material filings and registrations, required from or by any governmental body, authority, bureau or agency in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
(g)    Such Member has not incurred any obligation to a broker or finder for payment of any commission or fee in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including its admission as a Member, for which the Company or any other Member may become liable.
(h)    To the extent applicable to such Member, to such Member’s actual knowledge, such Member has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Neither such Member nor any of its Affiliates is included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, or a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.
(i)    Such Member is acquiring its Units for its own account and not for the account of any other Person. Such Member is acquiring its Units solely for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Securities Act. Such Member understands that the sale and issuance of the Units has not been registered under the Securities Act, applicable state securities laws or the securities or similar law of any other jurisdiction whatsoever, and, therefore, the Units cannot be Transferred or otherwise disposed of unless they are registered under the securities laws of each applicable jurisdiction, or exemptions from such registration requirements are available. Such Member understands that Transfers and dispositions of its Units can be made only (i) as explicitly permitted or contemplated under the terms of this Agreement and (ii) in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and all applicable state securities and “blue sky” laws; and such Member understands that the Company is under no obligation to register the offer or sale of any Units in any jurisdiction whatsoever or to assist such Member in complying with any exemption from registration under the securities laws of any jurisdiction whatsoever.
(j)    Such Member understands and is able to bear the economic risk of an investment in the Company and can afford to sustain a total loss on such investment. Such Member further acknowledges that there are substantial risks in the investment (including loss of the entire amount of such investment), that such Member is capable of evaluating the merits and risks of the investment in the Company and such Member has evaluated such risks and determined that the Units is a suitable investment for such Member. Such Member has such knowledge and experience in business, financial and tax matters, including experience in investing in non-listed and non-registered securities, and is a sophisticated investor capable of utilizing the information made available to it in connection with its investment in the Units to evaluate the merits and risks of its investment in the Company, to make an informed investment decision with respect thereto and to protect its interests in connection with such investment.
(k)    Except for the Management Holders set forth on Schedule 10.2.1(k), such Member, or each beneficial owner (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (“Regulation D”)) of such Member, (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D and (ii) has not been formed for the specific purpose of acquiring the Units unless each beneficial owner of such entity is qualified as an accredited investor within the meaning of Rule 501 of Regulation D.
(l)    Such Member and its legal, tax, accounting and financial advisers have been provided an opportunity to ask questions of and receive information from a Person or Persons acting on behalf of the Company concerning the investment in the Company, the Company Assets, and such other matters as such Member and any of its advisors have deemed necessary or desirable. All such questions have been answered to the full satisfaction of such Member and any such advisors, and such Member has received all such information requested, but such Member has in all events relied upon its own due diligence in evaluating this Agreement, the Units, the Communities and the other Company Assets.
(m)    Such Member has consulted and been advised by its own legal counsel and tax advisor in connection with, and acknowledges that no representations as to potential profit, tax consequences of any sort (including the tax consequences resulting from forming or operating the Company, conducting the Business, executing this Agreement, consummating the transactions provided for herein, making Capital Contributions, being admitted to the Company, receiving or not receiving distributions from the Company, or being allocated Net Profits and Net Losses), cash flows or funds from operations or yield, if any, in respect of the Company have been made by the Company, any Member or any Affiliate of any Member or any employee or representative thereof, and that projections and any other financial information and documentation that may have been in any manner submitted to such Member from any source shall not constitute any representation or warranty of any kind or nature, express or implied and such Member is not relying on any representations or warranties of any other Person in connection therewith, including the Company or any other Member.
10.2.2    Member Indemnity. Each Member agrees to indemnify, defend and hold harmless the Company, the other Member, each officer, director, agent and Affiliate of the Company and the other Member from and against any and all Liabilities arising out of or based upon any false representation or warranty made by such Member herein or in any other document or certificate delivered to the Company by such Member in connection with such Member’s acquisition of its Units.
10.2.3    Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 10.2 shall survive: (a) a Member’s ceasing to be a member of the Company for any reason, and (b) expiration or sooner termination of this Agreement.
10.3    Confidentiality. Each party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company and the Company Assets (the “Confidential Information”) shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of the Board. The obligations of the parties hereunder shall not apply: (a) so long as such Persons agree to maintain the confidential nature thereof, to a Member’s actual or prospective (i) financing sources, (ii) purchasers or assignees, (iii) partners and (iv) investors; (b) to legal counsel, accountants and other professional advisors to a Member, so long as such Persons agree to maintain the confidential nature thereof; (c) to any disclosure pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, to the extent necessary in support of motions, filings, or other proceedings in court as required to be undertaken pursuant to this Agreement, or otherwise as required by applicable law, provided that any party is given a reasonable opportunity to obtain a protective order in connection with such disclosure; (d) in connection with reporting of

Community portfolio based performance and other Community portfolio information in filings with the Securities and Exchange Commission by a Member or its direct or indirect equity holders; (e) in connection with reporting requirements in filings with the Securities and Exchange Commission by a Member and its direct or indirect equity holders, which filings may include publication of such Member’s or its direct or indirect equity holders’ audited financial statements; (f) to any information to the extent that such information is, or has become, publicly known through circumstances not involving a breach of this Agreement; and (g) to disclosures in compliance with any filing requirements, regulations or other requirements of, or upon the request or demand of, any stock exchange (or other similar entity) on which a Member’s (or the direct or indirect equity holder(s) thereof) shares (or other equity interests) are listed, or of any other governmental authority having jurisdiction over such Member. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 10.3 shall survive until the earlier of: (x) a Member’s ceasing to be a member of the Company for any reason for a period of one (1) year, and (y) the dissolution and/or termination of the Company.
10.4    Non-Competition; Non-Solicitation.
10.4.1    Each Management Holder acknowledges and agrees that the Company and its Subsidiaries are engaged in a highly competitive business, and by virtue of each Management Holder’s position and responsibilities providing services to the Company or its Subsidiaries, and each Management Holder’s access to Confidential Information, engaging in any business that is materially competitive with the Company or any of its Subsidiaries will cause them great and irreparable harm. As a result, each Management Holder hereby covenants that during the Restricted Period, each such Management Holder will not, without the authorization of the Company, for such Management Holder or on behalf of any other Person, engage in, acquire any financial or beneficial interest in, be employed by, participate in, own, manage, operate or control or be connected with or render services to, in any relevant manner (whether as a principal, partner, director, employee, consultant, independent contractor, agent or otherwise, and whether or not for compensation) any entity (other than the EIK Manager) (a “Competitor”) that competes with the Business. Each Management Holder acknowledges that the Company’s and its Subsidiaries’ businesses are planned to be conducted nationally and agrees that the provisions in this Section 10.4.1 shall operate throughout the United States. Notwithstanding anything in this Section 10.4.1 to the contrary, a Management Holder will not be prohibited from being the passive owner, directly or indirectly, of less than 5% of any publicly traded entity, whether or not such entity is in competition with the Company or any of its Subsidiaries and so long as such Management Holder has no active participation in any capacity in the business of such entity.
10.4.2    Each Management Holder further covenants that during the Restricted Period, other than in the course of performing such Management Holder’s duties for the EIK Manager or the Company, such Management Holder will not, for such Management Holder’s own account or for the account of any other Persons, solicit for employment or otherwise interfere with the relationship of the EIK Manager, the Company or any of their respective Subsidiaries with any individual who is an employee of or a consultant to the EIK Manager, the Company or any such Subsidiary at the time of solicitation or interference.

10.4.3    (a)    If any court determines that any of the covenants set forth in this Section 10.4 is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
                  (b) If a Management Holder is a party to a separate restrictive covenant agreement with the Company, in the event of any conflict between the restrictive covenants set forth in this Section 10.4 and such restrictive covenant agreement, the restrictive covenant agreement shall control.
10.5    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof and thereof.
10.6    Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.
10.7    Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the Company at the address set forth in Section 1.3 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to a Member, to such Member at the address set forth in Exhibit A, or to such other address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon confirmed receipt, if sent by facsimile, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.
10.8    Tax Matters.
10.8.1    The Investor shall be designated and shall serve as “Tax Matters Partner” (as defined in Code Section 6231), to oversee or handle matters relating to the taxation of the Company. The Tax Matters Partner shall use its reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code and shall have any powers necessary to perform fully in such capacity. In such regard, the Tax Matters Partner’s authority shall include the authority to (i) prepare and file all tax returns of the Company, (ii) make such elections under the Code and other relevant tax laws as to the treatment of items of Company income, gain, loss and deduction as the Tax Matters Partner determines in its sole discretion to be necessary or appropriate, (iii) determine which items of cash outlay are to be capitalized or treated as current expenses, (iv) select the method of accounting and bookkeeping procedures to be used by the Company, and (v) represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such. The Tax Matters Partner shall keep the Members informed of any administrative and judicial proceedings described in clause (v) of the preceding sentence. The Tax Matters Partner shall be entitled to be reimbursed by the Company for all costs and expenses incurred by it in connection with any administrative or judicial proceeding affecting tax matters of the Company and the Members in their capacity as such and to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it in connection with any judgment in or settlement of any such proceeding. Any Member who is in dispute with any tax authority in relation to a matter relating to the Company shall notify the Tax Matters Partner within 30 days following the occurrence of the dispute and if the Tax Matters Partner reasonably determines that the matter is of material relevance to the tax position of the Company such Member shall consult with the Tax Matters Partner (or any advisor appointed by the Tax Matters Partner for the purpose) as to how that dispute is to be handled and shall take such action as the Tax Matters Partner shall request. Any Member who enters into a settlement agreement with respect to any Company item shall notify the Tax Matters Partner of such settlement agreement and its terms within 30 days after the date of settlement. This provision shall survive the termination of this Agreement.
10.8.2    Preparation of the income tax returns of the Company shall be the responsibility of the Tax Matters Partner. If the Tax Matters Partner engages a certified public accountant for the preparation and or review of any or all of the income tax returns, the expense shall be paid by the Company.
10.9    Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of choice of law or conflicts of law.
10.10    Construction. The Members intend that this Agreement shall be construed as if all parties prepared this Agreement. The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.
10.11    Captions - Pronouns. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.
10.12    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving Units or an Economic Interest, whether as Assignees, Substitute Members or otherwise.

10.13    Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.
10.14    Interpretation. All references herein to Articles, Sections, subparagraphs, Exhibits and addenda shall be deemed to be references to Articles, Sections and subparagraphs of, and Exhibits and addenda to, this Agreement unless the context shall otherwise require. All Exhibits and addenda attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “date hereof” shall refer to the date set forth on the cover page of this Agreement. All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
10.15    Conflicts. Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between any term or provision contained herein and a term or provision of any Profit Unit Agreement, the Board shall resolve such conflict in its sole discretion.
10.16    No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any creditor of any Member except as expressly provided in Section 3.7 with respect to an Affiliate of a Member that is a Lending Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto and (a) with respect to Sections 6.11 and 10.2.2, each Indemnitee and each other indemnified Person addressed therein, and (b) with respect to Section 3.7, any Affiliate of a Member that is a Lending Member.
10.17    Non-Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any action, dispute, claim, suit or other proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties and none of the former, current or future Related Persons of the Members shall have any liability for any liabilities or obligations of the parties hereto for any action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, the Company or any other Member or their respective Affiliates shall have no rights of recovery in respect hereof against any such Related Person and no personal liability shall attach to any such Related Person through the Members or otherwise, whether by or through attempted piercing of the corporate veil, by or through an action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise) by or on behalf of the Members against any such Related Person, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable law, or otherwise.
10.18    No Right of Set-Off. No Member will assert (or will permit its Affiliates to assert) any right of setoff against any other Member or such other Member’s Affiliates for any normal trade activity, except to the extent otherwise specifically permitted herein (including in Section 4.7).
10.19    Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including in “PDF” format) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.20    Submission to Jurisdiction. Except as set forth in Section 10.4, each Member hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) or, in the case of claims to which the federal courts have jurisdiction, the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Member further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Member hereby irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have jurisdiction, the United States District Court for the District of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party's obligation under this Section 10.20 will survive the termination of this Agreement.
10.21    Attorneys Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to resolve any dispute under this Agreement, each party shall be solely responsible for its own attorney’s fees, costs and other expenses relating to such action.
10.22    Injunctive Relief and Enforcement. In the event of a breach by a Member of the terms of this Agreement, the Company or the other Members shall be entitled to institute, in accordance with this Section 10.22, legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by such Member and to enjoin such Member from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Each Member acknowledges that money damages for any breach by such Member of the provisions of this Agreement would not be a sufficient remedy for any breach of this Agreement by such Member and that in addition to all other remedies the Company and the non-breaching Members shall be entitled to specific performance and injunctive or other equitable relief for any such breach.
10.23    Appointment of Board as Attorney-in-Fact.
10.23.1    Each Member, including each Additional Member and Substitute Member, by its execution of this Agreement, irrevocably constitutes and appoints the Board as its true and lawful attorney-in-fact with full power and authority in its name, place, and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such certificates and other instruments, and all amendments thereto, which the Board deems appropriate to form, qualify or continue the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification, or continuation is, in the opinion of the Board, necessary or desirable to protect the limited liability of the Members or operate the Company.
10.23.2    The appointment by all Members of the Board as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power, and the transfer or assignment of all or any portion of the Units held by such Person, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Member of all of its Units, the foregoing power of attorney of an assignor Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a Substitute Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.
10.24    Force Majeure. The parties to this Agreement shall be excused from performance of their obligations (other than any obligation to pay money under this Agreement) where they are prevented from so performing by revolutions, terrorism or similar disorders, wars, acts of enemies, strikes, fires, floods, acts of God, or, without limiting the foregoing, by any cause not within the control of the party whose performance is interfered with, and which, by the exercise of reasonable diligence, the party is unable to prevent. All parties shall perform such parts or aspects of their obligations as are not interfered with by these causes.
10.25    Limitation On Creditors’ Interests. No creditor who makes a non-recourse loan to the Company shall have or acquire at any time, as a result of making such loan, any direct or indirect interest in the profits, capital, or property of the Company, other than as a secured creditor.

10.26    No Liability For Return of Capital. No Member shall be personally liable for the return of all or any part of the Capital Contributions of the other Members. Any such return shall be made solely from Company Assets.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of Effective Date set forth above.

INVESTOR:

TRILOGY REAL ESTATE INVESTMENT TRUST
By: Trilogy REIT Holdings, LLC
Its: Sole Trustee

By: GAHC3 Trilogy JV, LLC
Its: Sole Manager

By: Griffin-American Healthcare REIT III Holdings, LP
Its: Sole Manager

By: Griffin-American Healthcare REIT III, Inc.
Its: General Partner

By:	/s/ Mathieu Streiff
Title:	Executive Vice President

EIK MANAGER:

TRILOGY MANAGEMENT SERVICES, LLC

By:	/s/ Randall J. Bufford
Randall J. Bufford
Title:	Chief Executive Officer

[Signature Page to Sixth Amended and Restated Limited Liability Company Agreement of
Trilogy Investors, LLC]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of Effective Date set forth above.

MANAGEMENT HOLDERS:

By:	/s/ Leigh Ann Barney
Name:	Leigh Ann Barney
Title:	EVP - COO

By:	/s/ Dawn Black
Name:	Dawn Black
Title:	Senior Leadership & Development

By:	/s/ Randall J. Bufford
Name:	Randall J. Bufford
Title:	Chief Executive Officer

By:	/s/ Timothy Cooper
Name:	Timothy Cooper
Title:	SR VP of Operations - North

By:	/s/ John W. Eckman
Name:	John W. Eckman
Title:	Senior Vice President - Employee Services

By:	/s/ David Hare
Name:	David Hare
Title:	Vice President of Leadership Development

By:	/s/ Gloria Ising
Name:	Gloria Ising
Title:	SVP

[Signature Page to Sixth Amended and Restated Limited Liability Company Agreement of
Trilogy Investors, LLC]

By:	/s/ Cheryl Johnson
Name:	Cheryl Johnson
Title:

By:	/s/ Madhu Krish
Name:	Madhu Krish
Title:	COO of Paragon Rehab

By:	/s/ Marcos Lopez
Name:	Marcos Lopez
Title:

By:	/s/ Lisa McClure
Name:	Lisa McClure
Title:	SVP

By:	/s/ Greg Miller
Name:	Greg Miller
Title:	EVP

By:	/s/ Rhonda Sanders-Simmonds
Name:	Rhonda Sanders-Simmonds
Title:	SVP of Customer Service

By:	/s/ Todd Schmiedeler
Name:	Todd Schmiedeler
Title:	SVP, Employee Services

By:	/s/ Mary Smith
Name:	Mary Smith
Title:	VP, Controller

[Signature Page to Sixth Amended and Restated Limited Liability Company Agreement of
Trilogy Investors, LLC]

By:	/s/ Tina Strimbu
Name:	Tina Strimbu
Title:	Division Vice President

By:	/s/ Joe Whitt
Name:	Joe Whitt
Title:

By:	/s/ Brad Williamson
Name:	Brad Williamson
Title:	Vice President of Finance

[Signature Page to Sixth Amended and Restated Limited Liability Company Agreement of
Trilogy Investors, LLC]